As filed with the Securities and Exchange Commission on , 2000 Registration No. 333-49408

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-1

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________

USCI, Inc.

__________________

(Exact name of registrant as specified in its charter)

           Delaware                                            7389                                13-3702647
(State or Other Jurisdiction of                       (Primary Standard Industrial                 (IRS Employer
Incorporation or Organization)                         Classification Code Number)               Identification No.)

5555 Triangle Parkway
Norcross, Georgia 30091
(678) 268-2300
________________________
(Address, including zip code, and telephone number,
including area code,of registrant's principal executive office and principal place of business)

Mr. Lee Feist
5555 Triangle Parkway
Norcross, Georgia 30091
(678) 268-2300
________________________
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Michael Sanders, Esquire
Vanderkam and Sanders
440 Louisiana , Suite 475
Houston, Texas 77002
(713) 547-8900

        Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

______________________

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement in the same offering: [ ] ____________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]____________________

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ] ________________________________________________

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DECEMBER __, 2000

USCI, Inc.

___________________

5,298,156 Shares of Common Stock

___________________

        The selling security holders identified as "Selling Security Holders" in this Prospectus, may offer and sell, from time to time, up to 5,298,156 shares of Common Stock of USCI, Inc. The Selling Security Holders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from the sale of these shares by the Selling Security Holders.

        Our Common Stock is traded on the OTC Electronic Bulletin Board under the symbol "USCM". The last reported sale price of our Common Stock on the OTC Electronic Bulletin Board on November 20, 2000 was $0.03125 per share.

____________________

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

___________________

Prospectus dated December , 2000

TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS

        You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in the prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

        This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of the offering.

PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering appearing elsewhere in this prospectus and in our Consolidated Financial Statements and related notes and other documents incorporated herein by reference.

Our Company

        USCI, Inc. ("the Company") is a holding company organized under the laws of the state of Delaware, with principal offices located at Waterford Centre, 5555 Triangle Parkway, Norcross, Georgia 30091, telephone number (678) 268-2300. Through our subsidiaries, we are engaged in the marketing of telecommunications products and services with an emphasis on two principal markets: (1) Internet Telephony products and services ("IP Telephony"), and (2) wireless services ("Wireless Services").

        USCI is the result of a merger during May, 1995 between U.S. Communications, Inc. and Trinity Six, Inc. Since 1996, we have been engaged in wireless services marketed through our wholly-owned subsidiary, Ameritel Communications, Inc. ("Ameritel"). Because of recurring losses, Ameritel restructured certain loan provisions, converted certain preferred stock into common stock and filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code, during 1999.

        In conjunction with the restructuring of Ameritel, during 1998 and 1999 we also restructured our management team and board of directors and adopted a revised operating strategy. See "Ameritel Bankruptcy and Restructuring" and "Business Strategy".

        Following our ongoing efforts to improve the operating results of Ameritel, we entered into the IP Telephony marketing business by the formation of Americomonline.com. ("Americom")

        Since the fourth quarter of 1997, our operations have consisted primarily of the resale of wireless services in the United States. We purchase cellular telephone access and airtime from facilities-based carriers at wholesale rates and resell cellular services to subscribers at retail rates. Previously, we acted as an agent for major United States cellular and paging carriers in the sale of cellular and paging services through national distribution channels.

        Beginning in 1999 and lasting through the first quarter of 2000, with the formation of Americom and the execution of a marketing and distribution agreement with Net2Phone, we established a national sales and marketing organization and began building a network of distribution channels for the IP Telephony products and services. We currently anticipate the beginning of online marketing efforts and establishment of relationships with retail outlets during the second half of 2000 as vehicles to deliver the IP Telephony products and services.

        We have never operated profitably since inception. During the second half of 1999, we substantially altered our operations in an effort to achieve profitably by late 2000. These efforts have included establishing an e-commerce platform to market product and services, downsizing of staff and facilities and other cost cutting efforts to reduce overhead. We also adopted our IP Telephony initiative at this time. While we expect that these efforts will position us favorably to grow revenues, improve operating margins and minimize operating costs, there can be no assurances that we will be successful in commencing the IP Telephony strategy.

The Offering

Common stock offered by the
 selling stockholders                                5,298,156

Common stock to be outstanding
 after this offering                                 98,025,028 shares (1)

Use of proceeds                             We will not receive any proceeds from the sale of common stock by the selling stockholders

OTCBB symbol                                USCM.OB
_______________
  The number of shares of common stock outstanding after this offering is based on shares outstanding as of October 1, 2000 and excludes: shares of common stock issuable upon exercise of outstanding options; 1,172,282 shares reserved for future grant under our option plans; and shares of common stock issuable upon exercise of outstanding warrants.

Summary Consolidated Financial Data
(in thousands, except per share data)

        The Summary Consolidated Financial Data should be read in conjunction with "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", the financial statements and notes thereto and the other financial data contained elsewhere in this Prospectus.

                                                                                           Nine Months
                                          Years Ended December 31,                      Ended September 30,
                             -----------------------------------------------------     ----------------------
                             1995        1996          1997      1998         1999       1999            2000
                                                                                             (unaudited)

Total revenues              4,757        7,073        9,812      41,089           -           -            -
Gross margin                1,645        3,474        4,760      16,395           -           -            -
Loss from operations       (3,302)      (8,769)     (27,693)    (35,317)     (4,195)     (4,267)      (1,054)
Net loss                   (4,121)      (7,784)     (28,787)    (42,494)    (14,590)     (7,297)      (2,610)
Net loss per share, basic
 and diluted               $(0.74)      $(0.76)      $(2.81)     $(3.90)     $(0.22)     $(0.13)      $(0.03)
Shares used in computing
 net loss per share, basic
 and diluted            5,557,120    10,187,909   10,251,402  11,072,905  67,147,007  58,557,247   96,382,821

                                                            As of September 30, 2000
                                                            ------------------------
                                                                  (unaudited)

Consolidated Balance Sheet Data:

Working capital (includes $300,000 of restricted cash)                 (5,697)
Total assets                                                              476
Total stockholders' deficit                                           (37,679)

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

Risks Related to Our Financial Condition and Our Business

We have never operated profitably and may continue to incur losses for the foreseeable future.

        Our historic operations have generated substantial operating losses and may continue to do so in the future. As of September 30, 2000, we had an accumulated deficit of $103,811,664. Our operating and marketing expenses are expected to continuously increase over the next several years. Accordingly, we will need to generate significant revenue to achieve profitability. We may not be able to do so. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

Our subsidiary which conducted our historic operations, Ameritel, continues to operate in bankruptcy.

        Since October 1999, Ameritel, which conducted our historic wireless services operations, has operated in bankruptcy. We are subject to various risks associated with the bankruptcy of Ameritel, including:

  substantial expenses andlosses which may be incurred by us;
  potential claims of third parties which may be asserted against us; and
  potential liquidation of Ameritel if it is unable to successfully reorganize.

        Since the filing date, Ameritel has operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. In connection with its Chapter 11 Bankruptcy filing, Ameritel obtained cash collateral financing from Foothill Capital. This financing, which has since been assumed by Tranche B. Inc., would have expired on August 25, 2000. However, the Bankruptcy Court has ordered the cash collateral financing extended until December 11, 2000. All claims against Ameritel in existence prior to the Chapter 11 filing are subject to payment only when and as provided for by an order of the Bankruptcy Court.

        The reorganization plan of Ameritel, which has not been completed and is subject to approval by the Bankruptcy Court, focuses Ameritel's resources on the sale of its consumer accounts receivable and related subscriber contracts. It is too early to determine other elements of a proposed plan. However, as other elements are determined they may result in additional restructuring charges as well as possible impairment of certain assets. The plan or sale could have a significant effect on the value of certain assets and liabilities included in the financial statements herein. Subject to the completion and approval of the plan or sale, we are unable to predict the potential financial impact of this matter.

        The amounts available from operating cash flows and funds available from Ameritel's cash collateral financing with Tranche B, Inc. pursuant to its acquisition of the position of Foothill will not be sufficient to meet its expected operating needs through the end of 2000. We are seeking an expansion of the current cash collateral financing and restructuring of certain debt. We do not have any commitments for additional sources of financing and there can be no assurance that any such commitment will be obtained in the foreseeable future.

         There is no assurance that we will be able to effect a sale of Ameritel assets on a timely basis or that it will be able to use cash collateral as scheduled in a Bankruptcy approved budget, obtain an extension or expansion of the cash collateral order or restructure certain debt. In the event we are unable to obtain financing, we may be required to convert the Ameritel Chapter 11 filing to Chapter 7 of the U.S. bankruptcy code or move for a dismissal of the case. We may also be required to join Ameritel in filing for protection under the U.S. Bankruptcy statutes or otherwise cease operating and wind up its business affairs.

Our revised business plan, focusing on IP Telephony, has been newly adopted and investors will have limited information on which to evaluate our future operations.

         We adopted our current plan to market IP Telephony products and services in May 1999 and entered into an agreement to market the products and services of Net2Phone in November 1999. Because our efforts in that regard are in the early stages, we have minimal revenues from those efforts and we have an extremely limited operating history for you to evaluate our IP Telephony operations.

         Relative to our IP Telephony business, you must consider the risks, expenses and uncertainties that an early stage company faces. These risks include our ability to:

  fund the proposed rollout and expansion of our IP Telephony marketing efforts;
  increase awareness of the products and services we offer and build brand loyalty;
  maintain our current, and develop new, strategic relationships;
  respond effectively to competitive pressures; and
  continue to develop and upgrade our infrastructure and customer support.

         We cannot assure you that we will be successful or that we will be able effectively to compete and achieve market acceptance or otherwise address the risk factors disclosed herein.

The success of our IP Telephony efforts will be dependent upon the continuing support of Net2Phone and the attractiveness of the product and service offerings of Net2Phone.

         Our plan of operations is focused on the marketing of products and services of Net2Phone. Our ability to grow our revenues and to operate profitably is substantially dependent upon the attractiveness of the product and service offerings of Net2Phone and continued support from Net2Phone.

         Net2Phone is an early stage company which has not been profitable to date and which offers products and services in the new and rapidly evolving market for Internet-related services. Net2Phone's business, and in turn our business, is subject to numerous risks including its ability to:

  increase awareness of its brand and continue to build user loyalty;
  maintain its current, and develop new, strategic relationships;
  respond effectively to competitive pressures; and
  continue to develop and upgrade its network and technology.

         If Net2Phone is unsuccessful in addressing these risks, sales of its products and services, as well as its ability to maintain or increase our customer base, will be substantially diminished. Any such diminution experienced by Net2Phone could result in our experiencing lower sales and being unable to operate profitably.

We may be unable to make strategic acquisitions to grow, and improve the profitability of, our business.

         In addition to our entry into the IP Telephony market, our growth strategy is dependent upon acquisitions. If we are unable to identify, acquire and profitably manage and integrate businesses as planned, our growth may be slowed, we may be unable to operate profitably and we may incur substantial costs and other difficulties arising from such efforts. Since we just recently commenced this strategy, we do not have a track record in completing such acquisitions or integrating acquired businesses into our operations. Acquisitions also involve a number of risks, including possible adverse effects on our operating results, diversion of our management resources, failure to retain key personnel, risks associated with unanticipated liabilities and amortization of acquired intangible assets.

Our ability to complete acquisitions may be limited by our ability to finance acquisitions with cash or stock.

         We anticipate that our acquisition strategy will be financed principally through the issuance of common stock and that costs associated with acquisitions may be substantial. If, due to limited liquidity of our common stock or other factors which may adversely impact trading in our stock, or due to limited cash, we are unable to finance acquisitions through the issuance of stock or to pay costs associated with acquisitions, we may be unable to complete anticipated acquisitions. Factors which may limit our ability to make acquisitions include:

  our stock is volatile and thinly traded;
  our low stock price may make otherwise attractive acquisitions too expensive; and
  we lack financial resources to pay acquisition costs.

We may have difficulties managing our operations if they expand, which may reduce our chances of achieving profitability.

         We presently have a limited managerial staff. Our future performance will depend, in part, on our ability to manage our growth effectively. To that end, we will have to undertake the following tasks, among others:

  develop our operating, administrative, financial and accounting systems and controls;
  coordinate efforts among our engineering, accounting, finance, marketing and operations personnel;
  enhance our management information systems capabilities; and
  hire and train additional qualified personnel.

         If we cannot accomplish these tasks, our chances of achieving profitability may be diminished.

We may not be able to hire and retain the personnel we need to sustain our business.

         We depend on the continued services of our executive officers and other key personnel. We presently employ a limit executive staff and are substantially dependent upon the continued services of our President and Chief Executive Officer, Lee Feist. We need to attract and retain other highly-skilled technical and managerial personnel for whom there is intense competition. If we are unable to attract and retain qualified technical and managerial personnel, we may never achieve profitability.

We may not be able to obtain sufficient funds to implement our IP Telephony marketing plan and grow our business.

         Implementation of our plans relating to marketing of IP Telephony products and services may require additional funding. If we are unable to raise additional capital, our ability to implement those plans, to grow our business and to operate profitably could be impeded.

         We presently lack the financial resources to fund our IP Telephony efforts, continue to operate at a loss and may operate at a loss for the foreseeable future. Existing shareholders have funded our operations since April, 2000. However, there is no assurance that shareholders will continue to provide funding to support operations in the future or that any such funding which may be provided will be adequate to support our operations. Obtaining additional financing will be subject to a number of factors, including market conditions, our operation performance, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us.

Competition could reduce our market share and decrease our revenue.

         The market for our products and services is extremely competitive. Many companies offer services like those of Net2Phone, and many of these companies have a substantial presence in this market. In addition, many of these companies are larger than we are and have substantially greater financial, distribution and marketing resources than we do. We therefore may not be able to compete successfully in this market. If we do not succeed in competing with these companies, we will lose customers and our revenue will be substantially reduced.

Pricing pressures may lessen our competitive pricing advantage.

         Our success is based on the ability of Net2Phone to provide discounted domestic and international long distance services by taking advantage of cost savings achieved by carrying voice traffic over the Internet, as compared to carrying calls over long distance networks. In recent years, the price of long distance calls has fallen. In response, Net2Phone has lowered the price of its service offerings. The price of long distance calls may decline to a point where Net2Phone service no longer has a price advantage over these traditional long distance services. Alternatively, other providers of long distance services may begin to offer unlimited or nearly unlimited use of some of their services for an attractive monthly rate. We, and Net2Phone, would then have to rely on factors other than price to differentiate our product and service offerings, which we may not be able to do.

All of the telephone calls made by our customers are connected through local telephone companies and, at least in part, through leased networks that may become unavailable.

         Net2Phone is not a local telephone company or a registered local exchange carrier. Net2Phone's network covers only portions of the United States. Accordingly, Net2Phone must route parts of some domestic and all international calls made by its customers over leased transmission facilities. In addition, because Net2Phone's network does not extend to homes or businesses, it must route calls through a local telephone company to reach our network and, ultimately, to reach their final destinations.

Through its ownership of our stock, Tranche B, Inc. effectively controls our company and may exert influence contrary to the interests of other stockholders.

         Immediately prior to this offering, Tranche B, Inc. owned approximately 74% of our outstanding capital stock. Therefore, Tranche B will have the power to determine the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of our company or of all of our assets. In addition, without the consent of Tranche B, we could be prevented from entering into certain transactions that could be beneficial to us. Third parties could be discouraged from making a tender offer or bid to acquire us because of Tranche B's stockholdings and voting rights. While Tranche B is offering shares pursuant to this offering, unless Tranche B sells a substantial portion of its holdings, it will continue to be able to control us. See "Selling Stockholders."

Risks Related to Our Industry

If the Internet does not continue to grow as a medium for voice communications, our business will suffer.

         The technology that allows voice communications over the Internet is still in its early stages of development. Historically, the sound quality of Internet calls was poor. As the industry has grown, sound quality has improved, but the technology requires additional refinement. Additionally, the Internet's capacity constraints may impede the acceptance of Internet Telephony. Callers could experience delays, errors in transmissions or other interruptions in service. Making telephone calls over the Internet must also be accepted as an alternative to traditional telephone service. Because the Internet telephony market is new and evolving, predicting the size of this market and its growth rate is difficult. If our market fails to develop, then we will be unable to grow our customer base and our opportunity for profitability will be harmed.

Our business will not grow without increased use of the Internet.

         The use of the Internet as a commercial marketplace is at an early stage of development. Demand and market acceptance for recently introduced products and services over the Internet are still uncertain. We cannot predict whether customers will be willing to shift their traditional activities online. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:

  concerns about security;
  Internet congestion;
  inconsistent service; and
  lack of cost-effective, high-speed access.

         If the use of the Internet as a commercial marketplace does not continue to grow, we may not be able to grow our customer base, which may prevent us from achieving profitability.

Governmental regulations regarding the Internet may be passed, which could impede our business.

         The legal and regulatory environment that pertains to the Internet is uncertain and is changing rapidly as use of the Internet increases. For example, in the United States, the Federal Communications Commission is considering whether to impose surcharges or additional regulations upon certain providers of Internet telephony.

         In addition, regulatory treatment of Internet Telephony outside the United States varies from country to country. For example, access to certain Net2Phone services, and competing services, have been blocked in certain countries in Asia and the Middle East by government-controlled telecommunications companies. These blockages have caused service interruptions for Net2Phone customers and may cause future demand for Net2Phone products, and related revenues, to be lower than we might otherwise project. There can be no assurance that there will not be future interruptions in these and other foreign countries

         New regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely effect our customer base and our revenue. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our products and services and limit the growth of our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues that include:

  sales and other taxes;
  access charges;
  user privacy;
  pricing controls;
  characteristics and quality of products and services;
  consumer protection;
  contributions to the universal service fund, an FCC-administered fund for the support of local telephone service in rural and high cost areas;
  cross-border commerce;
  copyright, trademark and patent infringement; and
  other claims based on the nature and content of Internet materials.

Risks Related to this Offering

Our stock price has been, and is likely to continue to be, highly volatile and could drop unexpectedly.

         The trading price of our common stock has been highly volatile and may continue to be volatile in response to the following factors:

  quarterly variations in our operating results;
  limited trading volume;
  announcements of technical innovations, new products or services by us or our competitors;
  investor perception of us, Net2Phone, the Internet Telephony market or the Internet in general;
  changes in financial estimates by securities analysts; and
  general economic and market conditions.

         The stocks of many Internet-related companies have experienced significant fluctuations in trading price and volume. Often these fluctuations have been unrelated to operating performance. Declines in the market price of our common stock could also materially adversely affect employee morale and retention, our access to capital and other aspects of our business.

If our stock price remains volatile, we may become subject to securities litigation, which is expensive and could divert our resources.

         In the past, following periods of market volatility in the price of a company's securities, security holders have instituted class action litigation. Many companies in our industry have been subject to this type of litigation. If the market value of our stock experiences adverse fluctuations, and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer.

The sale of a substantial number of shares of our common stock after this offering may affect our stock price.

         The market price of our common stock could decline as a result of sales of substantial amounts of common stock in the public market after the closing of this offering or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Our certificate of incorporation, our bylaws and Delaware law make it difficult for a third party to acquire us, despite the possible benefit to our stockholders.

         Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could discourage takeover attempts and could materially adversely affect the price of our stock.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

         Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

USE OF PROCEEDS

         We will not receive any proceeds from the sales, if any, of the shares being offered by the selling stockholders. The purpose of this offering is to register our common stock for resale by the selling stockholders.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our Common Stock was quoted on the Nasdaq National Market System ("NNM") under the symbol "USCM" until November 13, 1998, at which time it was delisted and began trading on the over-the-counter electronic bulletin board ("OTCBB"). The following table sets forth the range of high and low bid prices for each quarter during the past two fiscal years.

                                                                High             Low
Calendar Year 2000

         Third Quarter...............................         $0.1406           $0.0625
         Second Quarter..............................          0.3438            0.0938
         First Quarter...............................          0.7969            0.2656

Calendar Year 1999

         Fourth Quarter..............................          0.5469            0.0938
         Third Quarter...............................          0.6250            0.2031
         Second Quarter..............................          0.9375            0.0938
         First Quarter...............................          0.5000            0.0938

Calendar Year 1998

         Fourth Quarter..............................          2.6500            0.0200
         Third Quarter...............................          5.2500            3.3750
         Second Quarter..............................          5.6500            3.6500
         First Quarter...............................          7.0000            4.7500

         The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

         At November 20, 2000, the closing bid price of the Common Stock was $ 0.03125.

         As of November 1, 2000, there were approximately 95 holders of record of the Company's Common Stock. We believe there were in excess of 3,000 beneficial holders of the Common Stock as of such date.

DIVIDEND POLICY

         We have not paid dividends in the past and we intend to retain earnings, if any, and will not pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as the board of directors may deem relevant.

SELECTED FINANCIAL DATA

         The following selected financial data for the years ended December 31, 1995, 1996, 1997, 1998, and 1999 have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical statements of operations data for the nine months ended September 30, 1999 and 2000 have been derived from the Company's unaudited financial statements. Operating results for interim period are not necessarily indicative of results for the full year.

         Our wholly-owned subsidiary, Ameritel Communications, Inc., filed for protection under Chapter 11 of the U.S. Bankruptcy Code in 1999. As a result of this filing, USCI no longer exercises control over this subsidiary and therefore the financial statements of Ameritel as of January 1, 1999 are shown in one line under the equity method of accounting. The individual accounts of Ameritel are included in the consolidated financial statements for periods prior to January 1, 1999.

         The comparability of our operating results over the past five years has been materially impacted by the change in accounting for Ameritel's operations to use the equity method instead of consolidating those operations with USCI's other operating results. For the convenience of readers and ease of comparison, in addition to the five year comparison of results for USCI on a consolidated basis, selected financial data relating to Ameritel for 1999, has been provided herewith along with pro forma combined financial data of USCI including the individual accounts of Ameritel for 1999.

         The following data should be read in conjunction with the financial statements and related notes appearing elsewhere herein.

Statement of Operations Data:
-----------------------------

                                                                                                                              Nine Months
                                                            Year Ended December 31,                                        Ended September 30,
                               --------------------------------------------------------------------------------------   ------------------------
                                   1999                1998                1997              1996         1995             2000          1999
                               -------------      --------------      --------------      ------------  -------------   -----------   ----------
Total revenues                  $       0          $ 41,089,160        $ 9,811,890        $ 7,073,167   $ 4,757,149     $      0      $       0

Operating Expenses:
  Commissions pass-through
  and other direct costs                0            24,694,501          5,052,205          3,598,952     3,111,946            0              0

  Selling, general and
  administrative                  764,088            32,791,669         18,967,189         12,128,111     4,907,527    1,053,577      4,267,292

  Restructuring and other
  charges                       3,431,387                     0          1,100,000                  -             -            0              0

  Subscriber acquisition and
  promotional costs                     0            18,920,271         12,385,662            114,986             -            0              0
                                ---------           -----------         ----------         ----------     ----------   ----------     ----------

Operating loss                 (4,195,475)          (35,317,281)       (27,692,986)        (8,768,882)   (3,302,226)  (1,053,577)    (4,267,292)

Other income (expense):
  Gain on sale of subscribers           0               876,164                  0                  0             0            0              0

  Interest income (expense), net   12,310            (8,053,256)        (1,093,618)           985,169      (139,150)      11,516              8

  Income loss from investmentin
  Ameritel                    (10,406,884)                    0                  0                  0             0   (1,568,293)    (3,011,901)
                               ----------           -----------         -----------         ----------    ----------   ----------     ----------

Loss before extraordinary
 item                         (14,590,049)          (42,494,373)       (28,786,604)        (7,783,713)   (3,441,376)  (2,610,354)    (7,297,193)

Extraordinary item                      0                     0                  0                  0      (679,178)           0              0
                               ----------           -----------         -----------         ----------    ----------   ----------     ----------

Net loss                  $   (14,590,049)         $(42,494,373)      $(28,786,604)       $(7,783,713)  $(4,120,554) $(2,610,354)   $(7,297,193)

                               ==========           ===========          ==========         ==========    ==========   ==========     ==========
Net loss per
common share-diluted      $          (.22)         $      (3.90)      $      (2.81)       $     (0.76)  $     (0.74) $     (0.03)   $    (0.13)
                               ==========           ===========          ==========         ==========    ==========   ==========     ==========

Basic and diluted weighted
average common shares
outstanding                    67,174,007            11,072,905         10,251,402         10,187,909     5,557,120   96,382,821    58,557,247
                               ==========           ===========          ==========        ==========     ==========  ===========   ============

Balance Sheet Data:
-------------------

                                                        Year Ended December 31,                                   September 30
                          ------------------------------------------------------------------------------------   --------------
                              1999              1998               1997            1996             1995              2000
                          --------------     ------------      ------------    -------------    --------------   --------------
Working capital (deficit) $(4,658,208)      $(11,567,863)     $(12,643,491)     $13,177,931      $24,131,288      $(5,697,232)
Total assets                1,152,491         12,411,881        13,594,047       26,394,982       30,083,295          475,828
Long term debt                      0         14,354,096                 0                0                0                0
Investment in Ameritel    (30,592,037)                 0                 0                0                0      (32,150,974)
Total stockholders'
 equity (deficit)         (35,088,771)       (22,834,853)       (6,312,978)      19,312,420       18,049,456      (37,679,047)

Pro Forma Combined (USCI and Ameritel)
Statement of Operations Data:
-----------------------------
                                                   Year Ended December 31, 1999
                                            --------------------------------------------
                                            Stand-Alone                Unaudited Pro
                                            Ameritel                   Forma Combined
                                            Communications,           (USCI and Ameritel)
                                            Inc. Financial Data        Financial Data(2)
                                            -------------------        -----------------

Total Revenues                                  $ 15,360,812             $15,360,812

Operating Expenses

  Commission pass-through and
    other direct costs                             7,847,964               7,847,964

  Selling, general & administrative               13,765,016              14,529,104

  Subscriber acquisition and
  promotion costs                                  1,617,913               1,617,913

  Restructuring and other charges                    395,164               3,826,551
                                            ----------------           -------------

Operating loss                                    (8,265,245)            (12,460,720)

Interest income (expense)                         (2,141,639)             (2,129,329)

Net loss                                        $(10,406,884)           $(14,590,049)
                                                =============           =============

Ameritel and Pro Forma Combined
Balance Sheet Data:
-------------------

Working capital (deficit) (1)                   $(30,625,835)          $(35,284,043)
Total assets                                       2,373,951              3,526,442
  Working capital (deficit) of Ameritel, and on a pro forma basis, excludes amounts owed to USCI and affiliates in the amount of $21,856,306.
  Reflects USCI's Financial data to include the individual accounts of Ameritel.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Bankruptcy of Ameritel

         During 1999, Ameritel Communications, Inc., our primary operating subsidiary, substantially downsized its operations, restructured certain loan provisions, converted certain preferred stock into common stock and filed for protection under Chapter 11 of the U.S. Bankruptcy Code. As a result of the bankruptcy filing, operations of Ameritel have been presented under the equity method and are not included in the consolidated financial statements of USCI. For the convenience of readers and ease of comparison, selected financial data of Ameritel and pro forma combined financial data of USCI including Ameritel for 1999 has been presented in Selected Financial Data appearing herein.

Overview

        Historically, our revenues have consisted of commissions earned by Ameritel as an activation agent for cellular and paging carriers and, since the last quarter of 1996, revenues from the resale of cellular and paging services. Since completion of our transition in 1998 to becoming a reseller, we have not received material revenues from agency commissions.

     Ameritel bills its customers for monthly access to the underlying carrier's cellular network, cellular usage based on the number, time and duration of calls, the geographic location of both the originating and terminating phone numbers, extra service features, and the applicable rate plan in effect.

     The wholesale cost of subscriber service includes monthly access, usage (home and roaming, long distance) and special features charges paid by us to the cellular carriers.

     Subscriber acquisition and promotional costs represent expenses incurred to acquire new subscribers by Ameritel for its cellular service. These costs include commissions earned by Ameritel's channels of distribution (or to equipment suppliers on their behalf) for each activation by their customers of a cellular telephone, certain advertising costs incurred by Ameritel or its distribution channels and reduced access charges and/or free airtime for a limited period to Ameritel's cellular subscribers. In view of the substantial reduction in Ameritel's subscriber base, only a small part of these costs may be recoverable from the long-term revenue stream created by the continuation of subscribers services. Ameritel's ability to capture such revenue streams has been substantially reduced by early service cancellations, known as churn, and by losses caused by fraudulent use of service by third persons which are not recoverable from subscribers. Under existing agreements with the carriers which provide Ameritel with cellular service, Ameritel has recovered access fraud in some instances and, although not generally recoverable, subscriber fraud is also recoverable under certain circumstances. It should be noted that Ameritel has already suffered substantial losses in subscriber fraud, which materially contributed, to our deficit.

     Selling, general and administrative expense include all personnel related costs of both USCI and Ameritel, including Ameritel's costs of providing sales and support services for customers, personnel required to support Ameritel's operations, and commissions to Ameritel's independent sales representatives. It also includes the costs of the billing and information systems, other administrative expenses, bad debt expense, facilities related expenses, travel, professional fees, as well as all depreciation and amortization expenses.

     We, and Ameritel, have experienced and will continue to experience significant operating and net losses and negative cash flow from operations. The loss of the RadioShack account in 1998 further accelerated our losses and negative cash flow. In response to the RadioShack termination, Ameritel reduced its workforce from 280 to 115 employees, which included a substantial number of customer service and collection personnel and reduced its leased facilities from 23,000 square feet to 18,000 square feet. Since that time, we have made further reductions in our leased facilities to approximately 12,000 square feet as well as personnel reductions in which our executive staff has been reduced to two individuals and our employee roster consists of 45 employees. The reductions in both executive and other personnel have resulted in reduced effectiveness of Ameritel's customer service and collection departments causing higher churn rates.

Alteration of Operating Strategy

     In the second half of 1999, we substantially altered our operations in an effort to achieve profitability, including establishing an e-commerce platform to market services and products, downsizing of staff and facilities and other cost cutting efforts to reduce overhead and adoption of our IP Telephony initiative. While we expect that those efforts will position us favorably to grow revenues, improve operating margins and minimize operating costs, there can be no assurance that we will be successful in commencing IP Telephony marketing activities, growing revenues or operating profitably.

TelCollect

     Through our subsidiaries, we are engaged in the marketing of such telecommunications products and services as IP Telephony, wireless telephone and long distance calling cards. We have recently formed TelCollect, Inc. (TelCollect), a wholly owned subsidiary of USCI which specializes in accounts receivable management and the recovery of past due consumer and commercial debts. TelCollect has been established as an adjunct to the restructuring of Ameritel. It is anticipated that TelCollect will leverage the knowledge and experience which the company has gained from collecting Ameritel's telecommunications accounts as well as its ability and experience in substantially increasing cash collections to support Ameritel's bankruptcy and reorganization. While the company continues to collect receivables from the Ameritel accounts, TelCollect has now positioned itself to transfer its experience to an entity dedicated to provide accounts receivable management and debt collection services for other companies.

     To support both the TelCollect operations and the Ameritel collections operations, the company has developed and deployed a proprietary collection/receivables management software application. This web based application is capable of handling data in a variety of formats, and combines the benefits of standard collections systems with advanced employee management and reporting systems in an integrated package. We have not found this unique combination in any other collections systems available to the market today.

     While TelCollect's initial efforts will be focused on maximizing cash collections from Ameritel accounts, it has in place agreements with other clients intent on using TelCollect to remedy issues with their past due accounts. There can be no assurances that this new business will be successful or that the formation of this business will in any way enhance or detract from the performance of the collection of the Ameritel accounts receivable.

Results of Operations

Quarter and Nine Months Ended September 30, 2000 Compared to Quarter and Nine Months Ended September 30, 1999 Revenues

     With the restatement of the 1999 period operating results to reflect the use of the equity method to account for Ameritel, we reported no operating revenues during the three and nine months ended September 30, 2000 and 1999. We expect that operating revenues from the commencement of our IP Telephony and Telcollect operations will begin during the last quarter of 2000. There is no assurance that we will be successful in entering the IP Telephony market or that we will ever realize revenues from IP Telephony.

Selling, general and administrative expenses ("SG&A")

     SG&A for the three and nine months ended September 30, 2000 amounted to $128,057 and $1,053,577 respectively, compared to $2,625,065 and $4,267,292 respectively for the three and nine months ended September 30, 1999. The primary reason for the decrease in SG&A expenses for the three and nine months ended September 30, 2000 was a result of a write down of certain long lived assets during the first nine months of 1999. The decrease in depreciation expense was approximately $1,267,000.

Loss from Investment in Ameritel

     The losses from the investment in Ameritel for the three and nine months ended September 30, 2000 were $437,720 and $1,568,293 respectively compared to $1,345,762 and $3,011,909 for the same periods in 1999. Revenues for the three months and nine months ended September 30, 2000 at Amerital were approximately $991,000 and $4,048,000 respectively compared to approximately $2,727,000 and $12,627,000 for the corresponding periods in 1999, attributable to a continued deterioration in the subscriber base. Cost of subscriber services at Ameritel also continued to decrease to approximately $947,000 and $1,766,000 for the three and nine months ended September 30, 2000 compared to approximately $1,287,000 and $5,987,000 for the same periods during 1999. Operating expenses at Ameritel also continued to decline as a result of the deterioration of the subscriber base to approximately $856,000 and $2,919,000 for the three and nine months ended September 30, 2000 compared to approximately $917,000 and $6,517,000 for the corresponding periods in 1999. Payroll and related personnel costs decreased to $1,786,000 for the nine months ended September 30, 2000 as compared to $3,473,000 for the same period in 1999. Also, billing services costs at Ameritel decreased to $380,000 for the first nine months ended September 30, 2000 as compared to $1,094,000 for the comparable time period in 1999. Ameritel's interest expense decreased by approximately $1,264,000 for the nine month period ended September 30, 2000 primarily due to the cessation of interest accruing on a vendor note payable in late 1999.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998 Revenues

     Total revenues for the year ended December 31, 1999 ("1999"), consisting primarily of subscriber sales of Ameritel, were $15,360,812 as compared to $41,089,160 for the year ended December 31, 1998 ("1998"). Consolidated revenues of USCI, excluding Ameritel, were $0 during 1999.

     The decreased revenues for 1999 are attributable to decreased sales of our branded cellular services due to a loss of cellular subscribers during the year.

     Between January 1, 1999 and December 31, 1999, Ameritel did not add any new subscribers and its active cellular subscriber base was reduced from approximately 60,000 to approximately 15,000.

Cost of Sales

     Costs of subscriber services, which consist of direct charges from cellular carriers for access, airtime and services resold to Ameritel's subscribers, amounted to $7,847,964 and $24,683,121 for 1999 and 1998, respectively. The gross margin for subscriber sales was $7,512,848 or 49% and $16,391,114 or 40% for 1999 and 1998, respectively. The increase in gross margin percentage is attributable to better wholesale rates experiences in the areas Ameritel serviced during 1999. Excluding Ameritel, USCI reported no cost of sales and no gross profits on a consolidated basis during 1999.

Operating Expenses

     Subscriber Acquisition and Promotional Costs. Subscriber acquisition and promotional costs represent expenses incurred by Ameritel to acquire new subscribers for its cellular services. These costs consist primarily of commissions paid to retailers and outside sales representatives, below cost discounts (ie. reduced monthly access charges or free minutes) granted to subscribers when purchasing cellular services, rebates issued to subscribers and certain advertising costs. Subscriber acquisition and promotional costs amounted to $1,617,913 and $18,920,271 for 1999 and 1998, respectively. The decrease in these costs in 1999 is also attributable to lower promotional costs due to the termination of promotions during a subscribers term. These costs are expected to decrease since Ameritel is not adding new subscribers and the promotional costs associated with current subscribers continues to decline. Excluding Ameritel, USCI reported no subscriber acquisition and promotional costs on a consolidated basis during 1999.

     Selling, General and Administrative Expense. Pro forma combined selling, general and administrative expenses aggregated $14,529,104 for 1999 as compared to $32,791,669 for 1998, reflecting staff reductions and reduction of other operating expenses at both USCI and Ameritel due to reduced activity. Of the total pro forma selling, general and administrative expense reported during 1999, $764,088 was attributable to USCI and $13,765,016 was attributable to Ameritel. Salaries and related employee benefits decreased by 52% to approximately $4,474,000 for 1999 from $9,384,000 for 1998, reflecting significant workforce reductions that began in the fourth quarter of 1998 due to the termination of the contract with RadioShack. This reduction included the termination of sales, activation and field personnel due to reduced sales as well as customer service, collections and other personnel. Telecommunications and facilities expense decreased by 63% to $801,000 for 1999 from $2,189,000 for 1998 and billing and credit review services decreased by 53% to $1,274,000 from $2,686,000 in 1998 due, in substantial part, to decreased activity. Professional and other increased to approximately $2,972,000 from $1,165,000 due to legal, consulting and other fees incurred in connection with the restructuring and reorganization. Depreciation and amortization for 1999 was $970,252 as compared to $2,664,476 for 1998 due in part to losses realized as a result of the write down of certain long lived assets of U.S. Communications, Inc.

     Provisions for losses on accounts receivable decreased to $7,300,000 in 1999 from $11,500,000 in 1998 due to write off of uncollectible accounts resulting from age, lack of resources and damage caused by the RadioShack termination offset by reduction on losses suffered from fraud.

Restructuring and Other Charges

     During 1999, USCI and Ameritel reported pro forma restructuring and related charges of $3,826,551, of which $3,431,387 were reported on the consolidated financial statements of USCI and $395,164 were reported by Ameritel.

     During 1999 USCI issued common shares or options to purchase common shares below market value to various individuals for either services or for replacement of shares previously used as collateral. Valuation for the shares issued for services amounted to approximately $1,720,000 for the year ended 1999.

     As a result of a review of the certain long lived assets of U.S. Communications, Inc., USCI recognized a loss due to impairment of such assets in the approximate amount of $1,712,000 for the year ended 1999.

     Reorganization costs totaling $395,164 were recorded by Ameritel during 1999. Those costs consisted of certain deferred financing costs which were written off in accordance with Statement of Position 90-7 governing financial reporting of entities in bankruptcy.

Other Income (Expense)

     Consolidated other income (expense) consists of net interest income, a one time gain on the sale of subscribers and loss attributable to Ameritel.

     During 1998, we recorded other income resulting from the sale of our subscriber base of approximately 22,000 paging subscribers to Metrocall for $876,000 representing the sums we owed to Metrocall. That sale was a one time event and no similar gain was recorded during 1999.

     Consolidated interest income, net of interest expense, excluding Ameritel, aggregated $12,310 in 1999 as compared to net expense of $8,053,256 in 1998. Ameritel reported net interest expense of $2,141,639. Pro forma combined net interest expense for 1999, totaled $2,129,329. The decrease in interest expense during 1999 is related to a reduction in 1999 of non cash interest charges attributable to the fair value of warrants offset by higher loan levels in 1999. See "Liquidity and Capital Resources."

     On a consolidated basis, USCI reported as other income (expense) a loss attributable to its investment in Ameritel of $10,406,884.

     We incurred net losses of $14,590,049 and $42,494,373 for 1999 and 1998, respectively.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Revenues

     Total revenues for the year ended December 31, 1998 ("1998"), consisting primarily of subscriber sales, were $41,089,160 as compared to $9,811,890 for the year ended December 31, 1997 ("1997").

     The increased revenues for 1998 are attributable to increased sales of our branded cellular and paging services. Cellular and paging subscriber revenues amounted to $41,074,235 for 1998 compared to $6,281,825 for 1997.

     As an agent, we received activation commissions from other wireless carriers in 1997. However, we completed our transition from agent to reseller in 1998 and agency activation commissions in 1998 were immaterial as compared to 1997 agency commissions of $2,993,483.

Cost of Sales

     Costs of subscriber services, which consist of direct charges from cellular and paging carriers for access, airtime and services resold to our subscribers, amounted to $24,683,121 and $3,375,004 for 1998 and 1997, respectively. The gross margin for subscriber sales was $16,391,114 or 40% and $2,906,821 or 46.3% for 1998 and 1997, respectively. The decrease in gross margin resulted, in part, from the renegotiation of amounts due under certain carrier agreements.

     Following the completion of our transition from agent to reseller, our agency commission expenses were immaterial in 1998 and amounted to $1,357,121 in 1997. Such expenses consist primarily of commissions paid to our mass market distribution channels.

Operating Expenses

     Subscriber Acquisition and Promotional Costs. Subscriber acquisition and promotional costs represent expenses incurred by us to acquire new subscribers for our cellular and paging services. These costs consist primarily of commissions paid to retailers and outside sales representatives, below cost discounts granted to subscribers when purchasing cellular or paging services, rebates issued to subscribers and certain advertising costs. Subscriber acquisition and promotional costs amounted to $18,920,271 and $12,385,662 for 1998 and 1997, respectively.

     Restructuring and Other Costs. Restructuring and other charges include $1.1 million recorded by us in 1997, due to the impairment of certain assets in connection with our transition from agent to reseller.

     Selling, General and Administrative Expense. Selling, general and administrative expenses for 1998 aggregated $32,791,669 for 1998 as compared to $18,967,189 for 1997, reflecting our growth. Salaries and related employee benefits increased by 4% to approximately $9,384,000 for 1998 from $9,041,000 for 1997, reflecting our hiring of executive, managerial, customer service and information systems personnel to support growth. We were able to control this increase from 1997 due to significant workforce reductions in the first quarter of 1998 while attempting to support substantially increased revenues. We also were compelled to substantially reduce our workforce in the fourth quarter of 1998 due to the termination of our contract with RadioShack. This reduction included the termination of sales, activation and field personnel due to reduced fourth quarter sales as well as customer service, collections and other personnel. Telecommunications and facilities expense increased by 16% to $2,189,000 for 1998 from $1,883,000 for 1997 and billing and credit review services increased by 600% to $2,686,000 from $384,000 in 1997 due, in substantial part, to increased activity and growth of the reseller business. Professional and other fees increased to approximately $1,165,000 from $835,000 due to legal, consulting and other fees incurred in connection with the restructuring and reorganization. Depreciation and amortization for 1998 was $2,664,476 as compared to $2,404,065 for 1997 as we incurred additional software development costs and purchased and placed into service additional communications devices, cellular and paging displays, computers, computer peripherals and other capital equipment.

     Provisions for losses on accounts receivable increased to $11,500,000 in 1998 from $1,000,000 in 1997 due to a significant increase in subscriber revenue, increased bad debt, unrecovered cloning fraud and substantial increased losses resulting from subscription fraud. As a result of the termination of our contract with RadioShack in October 1998, we were compelled to significantly reduce our workforce in most areas, including collections and customer service. This workforce reduction caused an immediate negative impact on our customer service levels and collection activity as well as our increased churn experience. Industry experience illustrates many customers will end their service at the end of their one year agreement with us and will not continue their service or will switch to another service they feel will better meet their needs on a going forward basis. We would normally experience a reduction in our subscriber base at the end of a subscriber's first year with us. We believe that the number of subscribers we service has been reduced significantly more than industry average, and our expectations as a result of adverse reaction to the RadioShack termination and the reduction of our operations and customer service workforce by approximately 65%, and the difficulty of making the billing system adjustments due to higher than normally expected subscriber cancellations. We are experiencing increased difficulty in collecting the balances due from our former subscribers and have referred many of our subscriber accounts to outside collection agencies.

     Subscriber fraud is generally controlled through procedures set up for the purpose of screening a customer during the purchase at the store level for proper identification and signature verification and the completion and remittance of a cellular service agreement required at the time a subscriber is enrolled. Discovery of subscriber fraud can occur months after the fraudulent subscriber has activated a cellular phone as the uncollected telephone bill becomes apparent and an investigation by our fraud department is completed. Based upon our investigations, we believe that a significant number of cellular subscribers added in 1998 and 1997 purchased cellular phones without proper procedural screening and customer verification resulting in an unusually high number of fraudulent transactions which was discovered mostly in the fourth quarter of 1998. As a result of the significant increase in subscriber fraud activity, it was necessary for us to expand our fraud department to deal with the voluminous fraud cases arising primarily from RadioShack subscriber referrals.

Other Income (Expense)

     During 1998, we recorded other income resulting from the sale of our subscriber base of approximately 22,000 paging subscribers to Metrocall for $876,000 representing the sums we owed to Metrocall.

     Interest expense (net of income) aggregated $8,053,256 in 1998 and $1,093,618 in 1997. The increase in interest expense during 1998 is related to increased levels of borrowing needed to fund increased operating expenses and capital expenditures discussed above, and approximately $6.4 million of interest expense attributable to the fair value of warrants issued in connection with two financings. See "Liquidity and Capital Resources."

     We incurred net losses of $42,494,373 and $28,786,604 for 1998 and 1997, respectively.

Liquidity and Capital Resources

     Working capital deficiency at September 30, 2000 was $5,814,576 compared to $4,658,208 at December 31, 1999. Ameritel had a working capital deficiency of $30,663,923 and $30,625,835 at September 30, 2000 and December 31, 1999, respectively excluding amounts due to USCI and affiliates. Cash and cash equivalents at September 30, 2000 totaled $305,919 compared to $300,000 at December 31, 1999 (of which $300,000 was restricted at September 30, 2000 and December 31, 1999 respectively). Ameritel had a cash balance of $416,572 at September 30, 2000 compared to $304,161 at December 31, 1999 (of which $50,500 was restricted at September 30, 2000 and December 31, 1999, respectively). The increase in the working capital deficiency is primarily due to losses suffered during the first nine months of 2000. We expect to continue to experience monthly losses for the foreseeable future.

     We continue to operate at a loss and have limited capital resources. Our subsidiary, Ameritel, continues to operate as a debtor-in-possession, under the jurisdiction of the United States Bankruptcy Court for the Southern District of New York.

     We currently require substantial amounts of capital to fund current operations, for the settlement and payment of past due obligations, and the deployment of our new business strategy. Due to recurring losses from operations, an accumulated deficit, stockholders' deficit, negative working capital, being in default under the terms of our letters of credit advances, having significant litigation instituted against us, and our inability to date to obtain sufficient financing to support current and anticipated levels of operations, our independent public accountant audit opinion states that these matters raise substantial doubt about our ability to continue as a going concern.

     Pursuant to the terms of an agreement between Foothill Capital and Tranche B, Inc., which is controlled by our preferred shareholders, we issued a total of 4,000,000 shares of common stock to Foothill Capital as partial consideration for the release of guarantees of Ameritel debt by USCI and its subsidiaries, other than Ameritel. Pursuant to that same agreement, Foothill assigned its secured debt from USCI to Tranche B, Inc.

     Our operations continue to be dependent upon operating cash flow and funding pursuant to a credit facility originally provided by Foothill Capital Corporation and, in April 2000, assumed by Tranche B, Inc. At November 1, 2000, approximately $13 million had been advanced under our credit facility. The term credit facility is due in September 2002. There is no assurance that we will be able to pay the credit facility when it comes due or that the credit facility will be adequate to meet our capital needs for the next 12 months. The amounts available from operating cash flows and funds available from our credit facility with Tranche B pursuant to its acquisition of the position of Foothill will not be sufficient to meet our expected operating needs through the end of 2000. We are seeking an expansion of the current cash collateral financing and restructuring of certain debt. We do not have any commitments with regard to additional sources of financing and there can be no assurance that any such commitments will be obtained in the foreseeable future.

     As of November 1, 2000, lawsuits aggregating approximately $3.2 million had been filed against the Company and its wholly-owned subsidiaries, Ameritel Communications, Inc. ("Ameritel"), U.S. Communications, Inc. ("U.S. Communications") and Wireless Communications Centers, Inc. ("WCCI"). Lawsuits aggregating approximately $600,000 have been reduced to judgment. If the Company does not obtain the funding necessary to pay legal fees to defend these lawsuits, or reach satisfactory settlements of these lawsuits, of which there is no assurance, additional judgments will be filed against the Company and its subsidiaries, which may require the Company and its remaining subsidiaries to join Ameritel in filing for protection under the U.S. Bankruptcy statutes or otherwise cease operating and wind up their business affairs.

     The pending lawsuits at November 1, 2000 reflects the settlement in September 2000 of the Company's cause of action with Tandy Corporation which was dismissed pursuant to the terms of a Settlement Agreement and Mutual Release Agreement which was approved by the United States Bankruptcy Court for the Southern District of New York. Pursuant to that settlement, the Company agreed to issue 500,000 shares of common stock to the creditors' committee in the bankruptcy proceeding.

     Ameritel's reorganization plan, which has not been completed and is subject to approval by the Bankruptcy Court, focuses the Company's resources on the sale of its consumer accounts receivable and the related subscriber contracts. It is too early to determine other elements of a proposed plan. However, when other elements are determined, they may result in additional restructuring charges, as well as the impairment of certain assets. The plan will have a significant effect upon the value of certain assets and liabilities included in these financial statements. Subject to completion and approval of the plan, the Company is unable to predict the potential financial impact of this matter.

     There is no assurance that we will be able to effect a sale of the Ameritel Assets on a timely basis or that we will be able to use cash collateral as scheduled for in a Bankruptcy approved budget, obtain an extension or expansion of the cash collateral order, obtain Debtor in Possession ("DIP") financing or restructure certain debt. In the event that we are not successful in obtaining the aforementioned financing, sale of the Ameritel Assets, or debt restructuring, we may be required to convert the Ameritel Chapter 11 filing to a liquidation under Chapter 7 of the U.S. Bankruptcy Code or move for a dismissal of the case, and the Company and all of its subsidiaries may also be required to join Ameritel in filing for protection under the U.S. Bankruptcy statutes or otherwise cease operating and wind up their business affairs.

     Because the cost of implementing our new e-commerce strategies, which began in the fourth quarter of 1999 with immaterial operations will depend upon a variety of factors (including our ability to negotiate additional distribution agreements, our ability to negotiate favorable wholesale prices with carriers, the number of new customers and services for which they subscribe, the nature and penetration of services that we may offer, regulatory changes and changes in technology), actual costs and revenues will vary from expected amounts, possibly to a material degree, and such variations will affect our future capital requirements.

Inflation

     To date, inflation has not had any significant impact on our business.

BUSINESS

     USCI, Inc. (the "Company") is a holding company organized under the laws of the state of Delaware, with principal offices located at Waterford Centre, 5555 Triangle Parkway, Norcross, Georgia 30092, telephone number (678) 268-2300. Through our subsidiaries, we are engaged in the marketing of telecommunications products and services with an emphasis on two principal markets: (1) Internet Telephony products and services ("IP Telephony"), and (2) wireless services ("Wireless Services"). USCI is the result of a merger during May, 1995 between U.S. Communications, Inc. and Trinity Six, Inc. Since 1996, we have been engaged in wireless services marketing through our wholly-owned subsidiary, Ameritel Communications, Inc. ("Ameritel"). Because of recurring losses, Ameritel restructured certain loan provisions, converted certain preferred stock into common stock and filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code, during 1999. In conjunction with the restructuring of Ameritel, during 1998 and 1999 we also restructured our management team and board of directors and adopted a revised operating strategy. See "Ameritel Bankruptcy and Restructuring" and "Business Strategy".

     Following our ongoing efforts to improve the operating results of Ameritel, we entered into the IP Telephony marketing business with the formation of AmericomOnline.com. ("Americom")

Business Overview

     Since the fourth quarter of 1997, our operations have consisted primarily of the resale of wireless services in the United States. We purchase cellular telephone access and airtime from facilities-based carriers at wholesale rates and resell cellular services to subscribers at retail rates. Previously, we acted as an agent for major United States cellular and paging carriers in the sale of cellular and paging services through national distribution channels.

     Beginning in 1999 and lasting through the first half of 2000, with the formation of Americom and the execution of a marketing and distribution agreement with Net2Phone, we established a national sales and marketing organization and began building a network of distribution channels for IP Telephony products and services. We currently anticipate the beginning of online marketing efforts and establishment of relationships with retail outlets during the second half of 2000 as vehicles to deliver the IP Telephony products and services.

     We have never operated profitably since inception. During the second half of 1999, we substantially altered our operations in an effort to achieve profitably by late 2000. These efforts have included establishing an e-commerce platform to market product and services, downsizing of staff and facilities and other cost cutting efforts to reduce overhead. We also adopted our IP Telephony initiative at this time. While we expect that these efforts will position us favorably to grow revenues, improve operating margins and minimize operating costs, there can be no assurances that we will be successful in commencing the IP Telephony strategy.

Ameritel Bankruptcy and Restructuring

     In order to provide a national footprint for the sale of wireless services, we negotiated contracts with more than twenty cellular carriers between 1996 and 1998. We also developed software systems and processes to allow our customers to promptly and efficiently process the subscriber applications necessary to activate cellular and paging services purchased through the national distribution channels.

     During October 1997, we entered into an agreement with RadioShack, a division of Tandy Corporation, under which we were appointed the exclusive provider of cellular communication services to RadioShack's approximately 250 retail locations in the greater New York metropolitan area. Subsequently, the agreement was amended to cover Puerto Rico and the Virgin Islands. In October 1998, RadioShack terminated the agreement with us and instituted a lawsuit in which they claimed that we owed them $11.2 million in commissions and other fees. We filed an answer denying RadioShack's claim and also filed a counterclaim against RadioShack/Tandy in which we claimed that, through their actions and conduct, we incurred substantial damages in excess of their claims.

     RadioShack's termination of our contract contributed significantly to an inability on our part to secure financing necessary to support the servicing of our cellular subscriber base. The termination of our RadioShack contract also created defaults under our loan agreement with Foothill Capital Corporation ("Foothill"). In order to conserve our capital, we reduced our workforce and reduced our leased facilities. These reductions, as well as the adverse publicity resulting from the termination of the RadioShack contract, reduced the effectiveness of our customer service department resulting in substantially higher churn rates and bad debt write-offs.

     Although RadioShack was our largest retail distribution channel, the costs and risks associated with doing business with them were very high. The subscriber acquisition costs were excessive and the cost of servicing cellular subscribers which they referred to us exceeded the costs which we incurred in dealing with our traditional channels of distribution.

     In order to address financial difficulties arising from our continuing operating losses and our dispute with RadioShack, during May 1999, we entered into an agreement pursuant to which we issued 5,000,000 shares of our common stock to a consultant as compensation for services in connection with our efforts to restructure our credit facility with Foothill and negotiate payment schedules for certain other indebtedness.

     On April 14, 1999, we entered into an Amended and Restated Loan and Security Agreement with Foothill in which the original Loan and Security Agreement, executed on June 5, 1998, was amended to restructure the existing credit facility by reducing the total facility to $17.5 million from which an additional multiple draw term loan in an amount of up to $7.0 million was made available. The $7.0 million was funded into escrow by certain preferred shareholders and others through a participation agreement with Foothill and can only be released upon certain conditions. We intended to use these funds for working capital and to settle, where possible, our outstanding obligations. At June 30, 2000, we had borrowed a total of approximately $4.5 million of the additional $7.0 million available.

     Following the closing of the Foothill Amended Loan Agreement, all of the holders of our preferred shares agreed to the following: they entered into an agreement under which they converted $1.5 million stated value of preferred stock for 75 million shares of our common stock at $.02 per share, agreed to waive all future dividends on the outstanding preferred shares, waived all defaults under the terms of the preferred shares and cancelled all outstanding options and warrants held by them covering 4,485,707 shares of common stock.

     In conjunction with our ongoing efforts to restructure outstanding indebtedness, in May 1999 our then current Board of Directors resigned and was replaced by three new directors. Mr. Bruce A. Hahn, our former Chairman and Chief Executive Officer, resigned as an officer of USCI and entered into a consulting agreement with Americom, effective December 1, 1999 by which he will provide sales, marketing and strategic planning services. During July 1999, Mr. Lee Feist joined USCI as Chairman of the Board, President and Chief Executive Officer.

     In October 1999, Ameritel filed a voluntary petition under Chapter 11 of U.S.C. Title 11 with the United States Bankruptcy Court for the Southern District of New York (Case No. 99-11081)(the "Bankruptcy Court"). Since the filing date, Ameritel has operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Ameritel's reorganization plan, which has not been completed and is subject to the approval of the Bankruptcy Court, focuses the Company's resources on the sale of its customer accounts receivable and the related subscriber contracts. It is too early at this time to determine other elements of the proposed plan. As of September 1, 2000, we had entered into and the Bankruptcy Court had approved a Compromise Settlement and Mutual Release Agreement with RadioShack releasing all parties with no further obligations or liability.

Business Strategy

     Beginning in October 1998 and continuing through the second quarter of 2000, we adopted a major shift in strategy, which emphasizes (1) entry into the IP Telephony market, (2) implementation of an e-commerce platform, and (3) implementation of cost cutting measures to improve profitability of our Wireless Services business.

     Our objective is to (1) become a leading marketer of IP Telephony products and services, including but not limited to long distance calling cards utilizing IP Telephony technology and related equipment necessary to facilitate IP Telephony, and (2) improve profitability and subscriber retention rates within our Wireless Services business through improved customer service and adoption of technologies, processes and systems designed to reduce operating costs. Among the specific steps taken to date, or planned to be taken to attain our objectives are as follows:

  the adoption during October 1998 of a freeze in marketing efforts to add new Wireless Service subscribers in order to focus our resources on servicing and preserving the existing subscriber base and lowering the operating costs of that unit.
  the sale during November 1998, subject to certain conditions, of the majority of our paging services subscriber base to Metrocall for $876,000 representing the sums due and owing for paging services previously purchased from Metrocall.
  the introduction in January 2000 of our e-commerce platform www.AmericomOnline.com as a principal marketing tool of our products and services.
  the execution during April 2000 of a Marketing and Distribution Agreement with Net2Phone to market IP Telephony products and services of Net2Phone, including Internet telephone and prepaid long distance calling cards the sale, pending bankruptcy Court approval of approximately 2,100 Puerto Rican accounts representing all of Ameritel's active (former) subscribers as well as some inactive subscribers, representing all claims and disputes that Celulares Telephonica has against Ameritel Communications, Inc.

     The specific steps taken to date have been supplemented by, and will in the future be supplemented by the following: (1) the efforts to expand our electronic media channels and link our new Internet e-commerce site to other strategic sites to increase site traffic and promote our products, (2) efforts to expand into new specialized distribution channels, and (3) the implementation of a centralized order processing platform and the development of browser-based technology to improve customer service and reduce operating costs.

Wireless Services

     Historically our core operations were in the marketing of wireless services. From 1992 to 1997 we acted as an agent for major United States cellular and paging carriers in the sales of cellular and paging services through national distribution channels. Since 1997, our business has been primarily the resale of wireless services.

     -- Carrier Relationships. We provide cellular services by purchasing access and airtime from facilities-based carriers at wholesale rates and reselling those services at retail rates. Historically, we have been able to negotiate favorable carrier agreements that provide coverage throughout substantially the entire United States and do not require "take-or-pay" conditions. These multiple carrier agreements have given the company the ability to control the structure of its national rate plans and distribute its services through its national distribution channels.

     We presently have carrier agreements with four nonaffiliated facilities-based cellular service providers which allows us to resell the cellular services provided by these carriers for our existing subscribers. The agreements are with (1) AT&T Wireless Services, (2) Celulares Telephonica, (3) GTE Mobilenet and (4) Horizon Cellular (aka Airtouch Cellular).

     Upon Bankruptcy Court approval of the sale of approximately 2,100 Puerto Rican accounts to Celulares Telephonica, the agreement with Celulares Telephonica will be cancelled.

     -- Marketing and Customer Support. Since October 1998 we have undertaken no marketing efforts to add wireless services customers. We do not presently intend to commence any such marketing efforts in the foreseeable future. Instead, our efforts have been, and are expected to continue to be , focused on improving our customer support in order to retain and improve the profitability of our existing wireless service subscriber base. At August 2000, we had approximately 11,000 wireless service subscribers.

Internet Telephony

     In 1999, we formed AmericomOnline.com ("Americom") for the purpose of commencing marketing of IP Telephony products and services as well as prepaid communication products and services through our proprietary e-commerce platform and through mass market general merchandise retailers, grocery stores, drug stores and direct TV response.

     IP Telephony is a service that enables users to make high quality, low-cost telephone calls over the Internet. During April 2000 Americom entered into an agreement with Net2Phone, a leading provider of IP Telephony services and products, to be the exclusive marketer of the Net2Phone services and products throughout the United States to selected general merchandise mass marketers and to all convenience stores and supermarkets.

     Beginning in the fourth quarter of 2000, we plan to offer web-based Telephony services which will enable customers to make calls using their personal computers as well as basic IP Telephony devices which enable customers to make calls using traditional telephones. In addition, we market long distance calling cards powered by the Net2Phone Internet Telephony Network which may be used from any private or public phone in the United States.

     -- Development of IP Telephony. IP Telephony has emerged as a low-cost alternative to traditional long distance calls. International Data Corporation projects that the IP Telephony market will grow from approximately $1.1 billion in 1998 to more than $23.4 billion in 2003. Internet telephone calls are less expensive than traditional long distance calls primarily because these calls are carried over the Internet and therefore bypass a significant portion of traditional long distance tariffs. This is especially true for international calls where international long distance tariffs can be significant.

     Historically the communications service industry has transmitted voice and data over separate networks using different technologies. Traditionally long distance carriers have built a telephone network based on circuit-switching technology which establishes and maintains a dedicated path for each call until the call is terminated. Although a circuit-switch system reliably transmits voice communications, circuit switching does not efficiently utilize transmission capacity. When a telephone call is placed, a circuit connection is established and the circuit remains dedicated for transmission of that call and is unable to transmit any other call.

     Data networks have typically been built utilizing packet-switching technology which divides signals into packets that are simultaneously routed over different channels to a final destination where they are reassembled in the original order in which they are transmitted. Packet-switch technology provides for more efficient use of the capacity because the network does not establish dedicated circuits and does not require the same amount of band width to be reserved for each transmission. As a result, substantially greater traffic can be transmitted over a packet-switch system, such as the Internet, than over a circuit-switch network.

     IP Telephony uses packet-switching technology whereas traditional telecommunication carriers have historically avoided the use of packet-switching for transmitting voice calls due to poor sound quality attributable to delays and lost packets which prevent real-time transmission. However, recent improvements in packet-switching, compression and improved hardware as well as the use of privately managed networks have significantly improved the quality of packet-switched voice calls allowing for real-time transmission.

     As a result, packet-switching technology is now allowing services to converge their traditional voice and data networks and more efficiently utilize their networks by carrying voice, fax and data traffic over the same network. These improved efficiencies in pocket-switching technologies have resulted in network cost savings that can be passed on to the consumer in the form of lower long distance rates. In addition, international telephone calls carried over the Internet or private IP networks are less expensive than similar calls carried over circuit-switched networks, primarily because they bypass the international settlement process which represents a significant portion of international long distance tariffs.

     International Data Corporation ("IDT") estimates for the year 1999, approximately 2.7 billion minutes will be carried over IP networks, generating approximately $0.6 billion in revenue. They also estimate that by 2004, IP minutes will grow to 135.0 billion and will generate in excess of $20.0 billion in revenue representing an estimated compound annual growth rate of 199% and 103% respectively.

     Marketing Agreement with Net2Phone. In April 2000 we entered into an agreement with Net2Phone to market IP Telephony services and products of Net2Phone. Pursuant to the terms of that agreement, Americom was appointed as the exclusive marketing representative for the sale of Net2Phone's IP Telephony products and services to selected mass merchandise retailers and to all convenience stores and supermarkets.

     The Net2Phone Network. Through an agreement with its affiliate, IDT, Net2Phone leases capacity on an Internet network comprised of leased high-speed fiber optic lines connecting smaller cities to the network. Net2Phone has a right to use network capacity leased by IDT. The backbone of the network uses state-of-the-art hardware including Cisco Series 7000 routers and Nortel Passport switches. Their high-speed backbone connects traffic at four major public Internet exchange points with other networks. Through peering arrangements, Net2Phone exchanges Internet traffic with 25 other Internet backbone providers at these points. Net2Phone operates IDT's network, one of the largest Internet access networks, providing local dial-up access through 36 locations. The IDT network includes more than 700 additional network access locations owned by local and regional service providers.

     Net2Phone also entered into an agreement with AT&T Global Network Services ("AT&T"), under which AT&T will provide managed IP networking services and collection services, enabling them to extend the international reach to a dozen other countries under consideration for future expansion. AT&T will also provide collection services for their servers at AT&T's Local Interface Gateway locations (or points of presence) in those countries.

     Net2Phone is able to provide service in areas where they do not have dial-up equipment by utilizing call-forwarding technology to expand their coverage areas by increasing the total number of local access numbers. They have been closing multiple network access points in a number of states in order to consolidate their equipment into central "Super Point of Presence" locations. For example, one Super Point of Presence in New Jersey can supply local access for the entire state of New Jersey.

     Net2Phone manages its network hardware remotely. It is compatible with a variety of network systems around the world. They have stated that they believe that their IP Telephony network can currently support approximately 5,000 simultaneous calls and that systems are scalable to ten times their current capacity through the purchase and installation of certain additional hardware. To date, the highest number of simultaneous calls serviced by their network has been represented as 1,975 calls made on September 15, 1999.

Collection Services

     In March 2000, we formed TelCollect, Inc. ("TelCollect"), a wholly owned subsidiary of USCI, which specializes in accounts receivable management and the recovery of past due consumer and commercial debts. TelCollect was established as an adjunct to the restructuring of Ameritel. TelCollect intends to leverage the knowledge and experience gained from collecting Ameritel's telecommunications accounts as well as its ability and experience in substantially increasing cash collections to support Ameritel's bankruptcy and reorganization. While the company continues to collect receivables from the Ameritel accounts, TelCollect is now positioned to transfer its experience to an entity dedicated to provide accounts receivable management and debt collection services for other companies.

     To support both the TelCollect operations and the Ameritel collections operations, the company has developed and deployed a proprietary collection/receivables management software application. This web based application is capable of handling data in a variety of formats, and combines the benefits of standard collections systems with advanced employee management and reporting systems in an integrated package We have not found this unique combination in any other collections systems available to the market today.

     While TelCollect's initial efforts will be focused on maximizing cash collections from Ameritel accounts, it has in place agreements with other clients intent on using TelCollect to remedy issues with their past due accounts There can be no assurances that this new business will be successful or that the formation of this business will in any way enhance or detract from the performance of the collection of the Ameritel accounts receivable.

Marketing and Distribution Channels

     With the changes in our business strategy implemented between the fourth quarter of 1998 and the first quarter of 2000, we have refined our strategies and channels with respect to the marketing and distribution of product and services. Our current strategy with respect to marketing and distribution channels includes the following: (1) implementation of an e-commerce platform to market and distribute products and services from our WWW.AMERICOMONLINE.COM web site, (2) establishment of a national sales organization to sell to retail mass merchandisers, supermarkets and convenience stores, and (3) continuation of our current policy of undertaking no active marketing efforts to add new Wireless Service subscribers. All of our marketing efforts are presently focused on, and for the foreseeable future are expected to focus on, IP Telephony products and services.

     -- Internet Channels. We plan to market and distribute IP Telephony products and services directly to customers utilizing the Internet. Our web site (WWW.AMERICOMONLINE.COM) will serve to sell, promote and serve customers 24 hours a day, seven days a week. We intend to undertake efforts to link our web site to other strategic sites in order to increase site traffic to targeted consumers and to promote our site through specialized distribution channels to increase public awareness of our site and the products and services offered. As of May 2000 our web site was fully operational.

     -- Retail Mass Merchandise Channels. Until the termination of the agreement with our principal customer, we were utilizing the retail mass market channel as a major source of Wireless Service distribution and entered into distribution agreements with several regional and national retail chains. Following the termination of the RadioShack agreement in October 1998, we had limited capital resources and were unable to acquire new subscribers . We were then compelled to suspend our agreements with the national chains we previously had services.

     We have resumed our marketing efforts to the retail mass merchandiser market to promote products and services that we represent on behalf of Net2Phone. We are in the process of assembling a distribution network to offer IP Telephony services and products through retail mass merchandisers. We expect to begin delivering the IP Telephony products and services through these channels some during the fourth quarter 2000.

Research and Development

     We historically have conducted software research and development activities to support our carriers, customers and distribution channels. With the shift in our corporate strategy, we have not conducted nor anticipate conducting any research and development activities for 2000. We will, however, continue to undertake efforts to upgrade our management information systems, customer support systems and related processes to assure that these systems meet our needs.

Intellectual Property

     We do not own nor have we filed any patent applications. We rely upon third party software and technology to support our operations. On July 28, 1998 Ameritel became registered as a service mark for cellular telephone and pager services in the U.S. Patent and Trademark Office. We have filed trademark applications for "RAP" "Cellular on the Go" and "Family Link". We expect to file additional trademark applications from time-to-time in the future as necessary.

Competition

     -- Wireless Services. The Wireless communications industry is highly competitive and is characterized by rapidly changing technologies. In the cellular industry our principal competitors are cellular and PCS Carriers and other resellers who market their services directly to the public. In every area where we offer our cellular services, we compete with local incumbent cellular service providers in the region as well as with PCS providers that operate on both a local and a national basis. Competition in the Wireless Service business is based primarily on the quality of service, coverage area and price.

     -- IP Telephony. The long-distance Telephony market and, in particular, the IP Telephony market, is highly competitive. Our efforts in this market are highly dependent upon the cost, quality and features of the products and services of Net2Phone. There are many small and several large competitors and we expect to confront continuing competition based on price and service from existing competitors as well as new entrants in the market. The principal competitive factors in the market will include price, quality of service, breadth of geographic preference, customer service, reliability, network capacity and the availability of enhanced communication services. The major competitors in the IP Telephony market include but are not limited to AT&T, MCI WorldCom and Sprint in the United States and a wide variety of foreign telecommunications carriers.

     Many of our competitors, along with the competitors of Net2Phone, have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry then Net2Phone. As a result, certain of these competitors may be able to adopt more aggressive pricing policies which could hinder our ability to market the IP Telephony products and services of Net2Phone. One of the key competitive advantages that Net2Phone has is the ability to route calls through Internet service providers. This capability allows Net2Phone to bypass the international settlement process and consequently realize substantial savings compared to traditional telephone service. A change in the regulation of Internet service providers could force Net2Phone to increase prices and offer rates comparable to traditional telephone call providers.

     As consumers and telecommunications companies have grown to understand the benefits that may be obtained from transmitting voice over the Internet, a substantial number of companies have emerged that provide this service. Also, companies currently in related markets have begun to provide voice over the Internet services or adapt their products to enable voice over the Internet services. These related companies may potentially migrate into the IP Telephony market as direct competitors.

Employees

     As of August 31, 2000 we employed a total of 45 people, including information systems personnel, customer service and collections personnel along with a clerical and administrative staff. None of our employees is represented by a labor union or is subject to a collective bargaining agreement.

Properties

     Our corporate offices and other facilities are located in Norcross, Georgia, a suburb of Atlanta. The premises comprise approximately 12,000 square feet and are occupied pursuant to a two-year lease beginning in September 2000 with lease payments of approximately $8,000 per month. This facility also houses our customer service center and data processing facilities.

Legal Proceedings

     On December 18, 1998, Tandy corporation filed a law suit against us in the District Court of Tarrant County, Texas, 67th Judicial District (Civil Action No. 067-176523-98), claiming, among other things, that we owed RadioShack $11.2 million in commissions and other fees for referring cellular subscribers to us. We have been vigorously defending the suit and filed answers denying the material allegations of the complaint. We also filed a counterclaim alleging substantial set-offs to the suit in which we allege that RadioShack breached their contract with us, withheld customer funds and deposits, and referred fraudulent subscriber applications to us.

     As of June 15, 2000, we entered into a Compromise Settlement Agreement and Mutual release Agreement with RadioShack releasing all parties with no further obligations or liability. The Bankruptcy Court approved these agreements.

     In October 1999, our wholly-owned subsidiary, Ameritel, filed a voluntary petition under Chapter 11 of U.S.C. Title 11 with the United States Bankruptcy Court for the Southern District of New York (Case No. 99-11081)(the "Bankruptcy Court"). Since the filing date, Ameritel has operated its business as a "debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. As of May 15, 2000 we had settled or agreed in principal to settle all claims of secured creditors of Ameritel with those claims being, or to be, released, assigned to "friendly" parties and/or converted into equity in the Company. Ameritel's reorganization plan with respect to claims of unsecured creditors has not been completed and is subject to approval of the Bankruptcy Court.

     As a result of a lack of capital following the termination of our RadioShack contract, various vendors instituted lawsuits against our inactive subsidiary, U.S. Communications, Inc., aggregating approximately $2.7 million. We are actively attempting to negotiate settlements of these outstanding claims, some of which have gone on to judgements. Lawsuits have also been filed against our wholly-owned subsidiary, Ameritel Communications, totaling approximately $265,000.

     Our inactive subsidiary, Wireless Communication's Centers, Inc., has one lawsuit for approximately $20,000. This is now a judgement. Also, USCI, Inc. the parent corporation, has one lawsuit for approximately $120,000.

     We are currently attempting to negotiate settlements of these suits as well as settlements of our outstanding indebtedness for which claims have not been filed. In all other cases, we intend to vigorously defend where appropriate.

     There can be no assurances that we will be successful in either defending or settling these lawsuits or other claims being asserted by creditors. Failure to settle these matters will have a material adverse effect on our business and could compel us to seek protection under the federal bankruptcy system.

MANAGEMENT

     The following table sets forth the names, ages and offices of the present executive officers and directors of the Company. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

             Name             Age             Position
           --------         --------        --------------

         Lee Feist             57       Chairman of the Board; Chief Executive Officer
         Timothy L. Powers     49       Chief Financial Officer; Secretary and Treasurer
         Bryan Finkel          37       Director
         Henry Reinhold        55       Director

     On May 11, 1999, the previous Board of Directors resigned their directorships and Messrs. Joshua Berkowitz, Bryan Finkel and Henry Reinhold were elected directors in their place and stead. Mr. Bruce Hahn also resigned as Chief Executive Officer of USCI, Inc. and all of its subsidiaries, but continues as consultant to Americomonline.com, Inc. focusing his attention on the sales and marketing of our new IP Telephony and e-commerce strategies.

     Lee Feist, Chairman of the Board and Chief Executive Officer. Mr. Feist has been Chairman the Board and Chief Executive Officer of the Company since July, 1999. From 1990 until June 1999, Mr. Feist served as Chief Executive Officer of LifeSavers International, a privately held turnaround and start-up management company, where he filled various senior management roles for various organizations.

     Timothy L. Powers, has been Chief Financial Officer since August 2000. Prior to joining the Company, Mr. Powers served as Chief Financial Officer of Pony Express Delivery Services from January 1999 to July 2000 and Chief Financial Officer of Allegiant Physician Services, Inc. from 1994 to 1997.

     Bryan Finkel, Director. Mr. Finkel has been a director of the Company since May 11, 1999. Since January 1996, Mr. Finkel has served as Managing Director of Technology Venture Management an operating and financial advisory firm specializing in the information technology industry. Prior to founding Technology Venture Management, from 1992 to 1996, Mr. Finkel was a Senior Associate at Broadview Associates, an information technology mergers and acquisitions advisory firm.

     Henry Reinhold, Director. Mr. Reinhold has been a director of Company since May 11, 1999. For the past five years, Mr. Reinhold has been engaged in private practice as a certified public accountant and as Controller of American Stock Transfer & Trust Co. which serves as the Company's transfer agent.

Executive Compensation

     The following summary compensation table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Chief Executive Officer of the Company and the other executive officers whose compensation exceeded $100,000 ("named executive officers") during the fiscal year ended December 31, 1999.

                                            Summary Compensation Table
                                            --------------------------

                                                              Annual Compensation
                                    ----------------------------------------------------------------Long Term
          Name and                                                          Other Annual          Compensation
                                                                                                  --------------
      Principal Position                 Year       Salary($)   Bonus($)   Compensation($)       Stock Options(#)
     --------------------               ------     ----------- ---------- ----------------      ------------------
Lee Feist (1)                            1999       132,212         -0-         (4)                   798,156
Chairman and Chief                       1998             -           -          -                          -
Executive Officer                        1997             -           -          -                          -

Bruce A. Hahn (2)                        1999       215,281         -0-         (4)                         -
Chairman and Chief                       1998       250,000         -0-         (4)                         -
Executive Officer                        1997       245,819         -0-         (4)                    35,000

Robert J. Kostrinsky (3)                 1999       155,000         -0-         (4)                   400,000
Executive Vice                           1998       155,000         -0-         (4)                         -
President, Chief                         1997       145,819         -0-         (4)                     5,250
Financial Officer
------------------------------
  Mr. Feist was hired as Chairman and Chief Executive Officer on July 6, 1999.
  Salary payments include commissions paid pursuant to Mr. Hahn's employment agreement. Such commissions totaled $45,819 for the year ended December 31, 1997. Mr. Hahn resigned as Chairman and Chief Executive Officer in May, 1999.
  Mr. Kostrinsky resigned as Chief Financial Officer of the Company in June 2000.
  Although the officers did receive certain perquisites such as auto allowances and company provided life insurance, the value of such perquisites did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.
Compensation of Directors

     Non-employee directors currently receive reimbursement of out-of-pocket expenses, for attendance at each meeting of the Company's Board and any committee meeting thereof not held in conjunction with a Board Meeting. Each non-employee director also receives an annual grant of non-qualified stock options to acquire shares of the Company's Common Stock in an amount to be determined each year by the entire Board of Directors. In May, 1999, each non-employee director received 100,000 common shares of USCI, Inc.

Stock Option Grants

     The following table sets forth information concerning the grant of stock options made during 1999 to each named executive officer:

                                               Percent of                                         Potential Realizable Value
                                               Total Options                                      at Assumed Annual Rates
                                               Granted to                                         of Stock Price Appreciation
                              Options          Employees in    Price           Expiration         For Option Term
Name                          Granted (1)      Fiscal Year     Per Share(1)       Date             5%                  10%
---------------               -----------      -------------  -------------    ------------       ----------------------------
Lee Feist...............      798,156          48%               $.0001         07/06/09            $675,978       $1,076,430
Bruce Hahn..............          -0-           -                   -                -                   -0-              -0-
Robert Kostrinsky.......      400,000          24%               $  .32         08/19/05            $ 43,432       $   98,760

Stock Option Exercises

     The following table sets forth information concerning the exercise of stock options during 1999 by each named executive officer and the number and value of unexercised options held by the named officers at the end of 1999:

                                                                    Number of Unexercised           Value of Unexercised
                                      Shares                             Options at                  In-the Money Options
                                   Acquired on    Value                  at FY-End (#)                at FY-End ($)(1)
     Name                          Exercise (#)   Realized ($)   Exercisable    Unexercisable    Exercisable    Unexercisable
   ---------                      --------------  -------------  ------------   -------------    -----------    --------------

Lee Feist ........................ 798,156           159,551            -0-         -0-              -0-            -0-
Bruce Hahn........................     -0-               -0-        153,473         -0-              -0-            -0-
Robert Kostrinsky.................     -0-               -0-        100,000     300,000              -0-            -0-
---------------------------
  Based on the fair market value per share of the Common Stock at year end, minus the exercise price of "in-the-money" options. The closing price for our Common Stock on December 31, 1999 on the OTC Bulletin Board was $.3438.
Employment Contracts, Termination of Employment and Change in Control Arrangements

     Effective July 6, 1999, we entered into an employment agreement with Lee Feist pursuant to which Mr. Feist was hired as Chief Executive Officer.

     Pursuant to such agreement, Mr. Feist receives a base salary of (1) $275,000 during the first year of employment, (2) $295,000 during the second year, (3) 315,000 during the third year, (4) $335,000 during the fourth year, and (5) $355,000 during the fifth year. In addition to his base salary, Mr. Feist is entitled to (1) a $75,000 bonus at the end of his first year of employment, (2) incentive compensation equal to 5% of the first $4 million of earnings before depreciation, interest, amortization and taxes ("EBITDA") and 2% of EBITDA in excess of $4 million for each year, (3) use of a leased automobile, (4) reimbursement of certain relocation expenses, and (5) insurance and other benefits customarily provided to senior management personnel. Mr. Feist's employment agreement also provides for the grant of the following stock options: (1) ten year non-qualified stock options to be granted on the date of the employment agreement and on the second and third anniversaries of the employment agreement, each grant to be in an amount equal to 0.5% of the outstanding shares on a fully diluted basis on the date of grant and exercisable at par value, (2) ten year incentive stock options to be granted on the date of the employment agreement and on the second, third and fourth anniversaries of the employment agreement, each grant to be in an amount equal to 0.5% of the outstanding shares on a fully diluted basis and exercisable at fair market value on the date of grant, and (3) ten year stock options to purchase 1,500,000 shares at $1.50 per share and exercisable if the common stock is traded on an exchange, Nasdaq or the pink-sheets and the closing price or closing bid price has equaled or exceed $1.50 for 25 consecutive trading days. The obligations of USCI under the employment are secured by a $300,000 letter of credit in favor of Mr. Feist.

     The employment agreement with Mr. Feist is for a term of five years and is subject to automatic renewal for additional two year terms unless notice of non-renewal is provided.

     The employment agreement prohibits Mr. Feist from competing, directly or indirectly, with USCI for a period of one year following termination of employment or disclosing confidential matters with respect to USCI for three years after termination of employment.

     In the event of the termination of Mr. Feist's employment within 90 days of the occurrence of various change in control events, USCI must pay Mr. Feist's salary and continue to provide certain insurance coverage for a period of one year following such termination of employment. As used in the employment agreement of Mr. Feist, a "change in control" is defined to be (1) a merger or consolidation pursuant to which USCI is not the surviving corporation and USCI's stockholders do not have the same proportionate ownership following the transaction, (2) a sale, lease, exchange or other transfer of all or substantially all of the assets of USCI, (3) approval by the stockholders of a plan for liquidation or dissolution of USCI, or (4) the acquisition by any person or group of 51% of USCI's common stock.

     USCI has no other employment agreements with any other officers or employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of November 1, 2000, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of the Company's Common Stock held by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group:

  Name and Address                             Number of Shares                      Percentage
  of Beneficial Owner                          Beneficially Owned (1)                of Class (2)
  --------------------                         -----------------------               -------------

JNC Opportunity Fund Ltd.                        197,073,319     (3)                    74.1%
   c/o Olympia Capital Cayman Ltd.
   20 Reid St, Hamilton HM 11
   Bermuda 19102
Lee Feist                                            798,156                               *
Bruce A. Hahn                                        693,000                               *
Robert J. Kostrinsky                                 158,750     (4)                       *
Joshua Berkowitz                                     100,000                               *
Bryan Finkel                                         100,000                               *
Henry Reinhold                                       135,500                               *
All directors and executive officers
   as a group (five persons)                       1,292,506     (5)                     1.3%
----------------------- * Less than 1%.
  Unless otherwise indicated, each beneficial owner has both sole voting and sole investment power with respect to the shares beneficially owned by such person, entity or group. The number of shares shown as beneficially owned include all options, warrants and convertible securities held by such person, entity or group which are exercisable or convertible within 60 days of November 1, 2000.
  The percentages of beneficial ownership as to each person, entity or group assume the exercise or conversion of all options, warrants and convertible securities held by such person, entity or group which are exercisable or convertible within 60 days, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.

  Includes 172,073,137 shares issuable to JNC Opportunity Fund upon conversion of (a) 385 shares of Series A Convertible Preferred Stock, (b) 500 shares of Series B Convertible Preferred Stock, (c) 500 shares of Series C Convertible Preferred Stock held by JNC Opportunity Fund and (d) 350 shares of Series D Convertible Preferred Stock. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each in a face amount of $10,000 per share, is convertible, at the option of JNC Opportunity Fund, at a conversion price equal to the lesser of $1.00 per share or 85% of the average closing bid price of the Company's common stock over the five trading days preceding conversion. The Series D Preferred Stock is convertible into common stock of the Company. Since the number of shares that are issuable upon conversion of the Preferred Shares is derived from a conversion formula described in an agreement of April 26, 1999 between JNC, the Company and certain other preferred stockholders, which formula is based in part upon the market price of the shares prior to a conversion of a Preferred Shares, the actual number of shares that will actually be issued upon a conversion of the Preferred Shares (and therefore beneficially owned by JNC) cannot accurately be determined at this time.
  Includes 100,000 shares issuable upon the exercise of currently exercisable options and 5,250 shares issuable upon the exercise of currently exercisable warrants held by Mr. Kostrinsky.
  Includes 100,000 shares issuable upon the exercise of currently exercisable options held by officers and directors of the Company.
SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by each of the selling shareholders and the relationship with us within the past three years. We cannot give an estimate as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because, to our knowledge, there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                                      Number of
                                                      Shares
Name and Relationship         Number of Shares        Registered for
of Selling Shareholder        Beneficially Owned      Sale Hereby
----------------------        ------------------      --------------
Foothill Capital Corporation   4,000,000             4,000,000
Lee Feist (1)                    798,156               798,156
Ameritel Creditors Committee     500,000               500,000
----------------
  Mr. Feist has served as Chairman, Chief Executive Officer and President of the Company since July 1999.

PLAN OF DISTRIBUTION

     We are registering shares of our common stock on behalf of certain selling shareholders. We will receive no proceeds from this offering. The selling shareholders named in this prospectus or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell some or all of the shares from time to time. REGISTRATION OF THE SHARES DOES NOT MEAN, HOWEVER, THAT THE SHARES NECESSARILY WILL BE OFFERED OR SOLD. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of such exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such selling shareholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     - other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES

General

     Our authorized capital stock consists of 100,000,000 shares of common stock, $ .0001 par value, and 5,000 shares of preferred stock, $ .01 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in it entirety by, our certificate of incorporation and bylaws.

Common Stock

     As of November 1, 2000, there were 98,025,028 shares of our common stock outstanding.

     The holders of our common stock are entitled to dividends as our board of directors may declare from legally available funds, subject to the preferential rights of the holders of our preferred stock. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

     Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

     Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors resolutions issuing such shares.

     The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

     As of November 1, 2000, we had 1,735 shares of preferred stock outstanding, consisting of (a) 385 shares of Series A Convertible Preferred Stock, (b) 500 shares of Series B Convertible Preferred Stock, (c) 500 shares of Series C Convertible Preferred Stock and (d) 350 shares of Series D Convertible Preferred Stock. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each in a face amount of $10,000 per share, pay dividends at a rate of 6% per annum, payable quarterly in cash or registered common stock and is convertible, at the option of the holder, at a conversion price equal to the lesser of 120% of the average closing price of the Company's common stock for the five days immediately preceding the conversoin notice or 85% of the average of the three lowest closing prices of the common stock for the 25 trading days preceding the conversion notice and automatically convert three years from issuance. The Series D Preferred Stock pays dividends at a rate of 6% per annum, payable quarterly in arrears and is convertible, together with accrued dividends, into common stock of the Company at a conversion price equal to the lesser of $5 per share or 80% of the average closing sales price for the five trading days immediately preceding conversion. The Series D Preferred Stock has a liquidation preference of $8,000 per share and is redeemable by the Company at the then applicable conversion price.

     At present, we have no plans to issue any shares of preferred stock.

Section 203 of the Delaware General Corporation Law; Certain Anti Takeover, Limited Liability and Indemnification Provisions

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

  our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;
  upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
  on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders.

  Section 203 defines a "business combination" to include:

  any merger or consolidation involving the corporation and the interested stockholder;
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
  in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an "interested stockholder" as any person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, telephone number is (212) 936-5100.

LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Vanderkam and Sanders, Houston, Texas.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are required to file annual, quarterly and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

     We intend to furnish each holder of our common stock annual reports containing audited financial statements and a report thereon by independent certified accountants. We will also furnish to each holder of our common stock such other reports as may be required by law.

USCI, Inc.
Index to Consolidated Financial Statements

USCI, INC.
----------

Report of Independent Public Accountants                                                                        F-1
Consolidated Balance Sheets at December 31, 1999 and 1998                                                       F-2
Consolidated Statements of Operations For the Years ended
 December 31, 1999, 1998 and 1997                                                                               F-3
Consolidated Statements of Stockholders' Deficit For the Years Ended
 December 31, 1999, 1998 and 1997                                                                               F-4
Consolidated Statements of Cash Flows For the Years Ended
 December 31, 1999, 1998 and 1997                                                                               F-5
Notes to Consolidated Financial Statements                                                                      F-6

AMERITEL COMMMUNICATIONS, INC.
(DEBTOR-IN-POSSESSION)
----------------------

Report of Independent Public Accountants                                                                       F-22
Balance Sheets at December 31, 1999                                                                            F-23
Statement of Operations For the Year ended December 31, 1999                                                   F-24
Statement of Stockholders' Deficit For the Year Ended
 December 31, 1999                                                                                             F-25
Statement of Cash Flows For the Year Ended December 31, 1999                                                   F-26
Notes to Financial Statements                                                                                  F-27

USCI, INC.
----------

Consolidated Condensed Balance Sheets at September 30, 2000 (Unaudited)                                        F-33
Consolidated Condensed Statements of Operations and Accumulated
 Deficit For the Three Month Periods Ended September 30 2000 and 1999 (Unaudited)                              F-34
Consolidated Condensed Statements of Operations and Accumulated
 Deficit For the Nine Month Periods Ended September 30 2000 and 1999 (Unaudited)                               F-35
Consolidated Condensed Statements of Cash Flow For the Nine
 Month Periods Ended September 30 2000 and 1999 (Unaudited)                                                    F-36
Notes to Consolidated Condensed Financial Statements                                                           F-37

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To USCI, Inc.:

We have audited the accompanying consolidated balance sheets of USCI, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USCI, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit, has a stockholders’ deficit, has negative working capital, has triggered default provisions under the terms of its letters-of-credit, has uncertainties related to significant litigation, and has not yet obtained sufficient financing commitments to support the current or anticipated level of operations. In addition, on October 29, 1999, Ameritel Communications, Inc., a wholly-owned subsidiary of the Company filed a voluntary petition under Chapter 11 of U.S.C. Title 11 with the United States Bankruptcy Court. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Atlanta, Georgia

April 14, 2000 (except with respect to the second paragraph of Note 8, as to which the date is April 28, 2000.)

USCI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                            December 31
                                                                                       ------------------------
                                                                                         1998            1999
                                                                                       -------           ------

CURRENT ASSETS:
    Cash and cash equivalents, including restricted cash of $454,124 in         $     754,758   $       300,000
    1998 and $300,000 in 1999
    Accounts receivable--trade, net of allowance of $8,200,000 in 1998              8,212,484                 0
    Accounts receivable - other                                                        47,533                 0
    Prepaid expenses and other                                                        310,000           691,017
                                                                                   -----------     -------------
              Total current assets                                                  9,324,775           991,017
PROPERTY AND EQUIPMENT, net                                                         1,555,366           155,000
OTHER ASSETS                                                                        1,531,740             6,474
                                                                                   -----------     -------------
                Total assets                                                     $ 12,411,881    $    1,152,491
                                                                                   ===========     =============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Current portion of long-term debt                                             $  6,310,980   $             0
   Letter-of-credit advances                                                        2,700,000         2,491,982
   Accounts payable and bank overdraft                                              7,449,315         2,612,152
   Commissions payable                                                                362,416           225,571
   Accrued expenses                                                                 4,069,927           319,520
                                                                                   -----------     -------------
            Total current liabilities                                              20,892,638         5,649,225
   Long-term debt, net of current portion                                          14,354,096                 0
                                                                                   -----------     -------------
            Total liabilities                                                      35,246,734         5,649,225
                                                                                   -----------     -------------
COMMITMENTS AND CONTINGENCIES (Notes 3 and 6)
   Investment in Ameritel                                                                   0        30,592,037
   Convertible Preferred Stock, $.01 par value; 5,000 shares authorized,                   19                18
   Common stock, $.0001 par value; 100,000,000 shares authorized;                       1,201             9,398
   Additional paid-in capital                                                      63,453,345        66,131,173
   Accumulated deficit                                                            (86,261,368)     (101,201,310)
   Treasury stock, at cost, 5,500 shares in 1998 and 1999                             (28,050)          (28,050)
                                                                                   -----------     -------------
            Total stockholders' deficit                                           (22,834,853)      (35,088,771)
                                                                                   -----------     -------------
                Total liabilities and stockholders' deficit                       $12,411,881    $    1,152,491
                                                                                   ===========     =============

        The accompanying notes are an integral part of these consolidated balance sheets.

USCI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  For the Years Ended December 31
                                                            ---------------------------------------------
                                                             1997               1998               1999
                                                            -------            ------             -------

REVENUES:
    Subscriber sales                                   $   6,281,825       $ 41,074,235   $              0
    Activation commissions                                 2,993,483             14,925                  0
    Other operating revenue                                  536,582                  0                  0
                                                          -----------       ------------        -----------
              Total revenues                               9,811,890         41,089,160                  0
                                                          -----------       ------------        -----------
COST OF SALES:
    Cost of subscriber sales                               3,375,004         24,683,121                  0
    Cost of agency commissions                             1,357,121             11,380                  0
    Cost of other operating revenue                          319,900                  0                  0
                                                          -----------       ------------        -----------
              Total cost of sales                          5,052,025         24,694,501                  0
                                                          -----------       ------------        -----------
GROSS MARGIN                                               4,759,865         16,394,659                  0
SELLING, GENERAL, AND ADMINISTRATIVE, NET                 18,967,189         32,791,669            764,088
STOCK  COMPENSATION EXPENSE                                        0                  0          1,719,464
SUBSCRIBER ACQUISITION AND PROMOTIONAL COSTS              12,385,662         18,920,271                  0
RESTRUCTURING AND OTHER CHARGES (Note 5)                   1,100,000                  0          1,711,923
                                                          -----------       ------------        -----------
OPERATING LOSS                                           (27,692,986)       (35,317,281)        (4,195,475)
                                                          -----------       ------------        -----------
OTHER (EXPENSE) INCOME:
    Gain on sale of subscribers                                    0            876,164                  0
    Interest income                                          353,187             86,601             12,310
    Interest expense and amortization of debt             (1,446,805)        (8,139,857)                 0
    Loss from investment in Ameritel                               0                  0        (10,406,884)
                                                          -----------       ------------        -----------
              Total other expense                         (1,093,618)        (7,177,092)       (10,394,574)
                                                          -----------       ------------        -----------
NET LOSS                                                $(28,786,604)      $(42,494,373)     $ (14,590,049)
                                                          ===========       ============        ===========
BASIC AND DILUTED LOSS PER SHARE                              $(2.81)            $(3.90)            $(0.22)
                                                          ===========       ============        ===========
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING     10,251,402         11,072,905         67,174,007
                                                          ===========       ============        ===========

        The accompanying notes are an integral part of these consolidated statements.

USCI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                 Additional
                                         Preferred Stock       Common Stock       paid in     Accumulated    Treasury
                                         Shares    Amount   Shares       Amount   Capital      Deficit         Stock     Total
                                         ------    ------   ------       ------  -----------   ------------  ---------   ------

BALANCE, December 1, 1996                    0     $  0   10,225,746    $1,023  $33,675,423   $(14,335,976)  $(28,050)  $19,312,420
   Exercise of stock options                 0        0       41,563         4       39,202              0          0        39,206
   Warrants issued in connection
   with  letter-of-credit                    0        0            0              1,243,000              0          0     1,243,000
   Warrants issued in connection with
   debt financings                           0        0            0         0    1,879,000              0          0     1,879,000
   Net loss                                  0        0            0         0            0    (28,786,604)         0   (28,786,604)
                                        -------   ------ ------------   ------- ------------  -------------- --------- -------------
BALANCE, December 31, 1997                   0        0   10,267,309     1,027   36,836,625    (43,122,580)   (28,050)   (6,312,978)
   Issuance of Convertible Preferred
   Stock                                 1,500       15            0         0   13,384,497              0          0    13,384,512
   Sale of common stock                      0        0      423,913        43    2,258,354              0          0     2,258,397
   Exercise of stock options                 0        0        3,043         0        5,221              0          0         5,221
   Exercise of warrants                      0        0          987         0        3,751              0          0         3,751
   Warrants issued in connection with
   debt financings                           0        0            0         0    4,647,000              0          0     4,647,000
   Dividends on Convertible Preferred
   Stock                                     0        0            0         0      644,415       (644,415)         0             0
   Common stock issued in lieu of
   interest                                  0        0       34,000         3      135,317              0          0       135,320
   Conversion of preferred stock to
   common  stock                           (90)      (1)     814,939        82       (4,350)             0          0        (4,269)
   Conversion of notes payable to
   common  stock                             0        0      462,637        46    1,542,520              0          0     1,542,566
   Conversion of notes payable to
   preferred stock                         500        5            0         0    3,999,995              0          0     4,000,000
   Net loss                                  0        0            0         0            0    (42,494,373)         0   (42,494,373)
                                        -------   ------ ------------   ------- ------------  -------------- --------- -------------
BALANCE, December 31, 1998               1,910       19   12,006,828     1,201   63,453,345    (86,261,368)   (28,050)  (22,834,853)
   Issuance of common stock (Note 4)         0        0    6,170,045       617    2,167,901              0          0     2,168,518
   Dividends on Convertible Preferred
   Stock                                     0        0            0         0      349,893       (349,893)         0             0
   Exercise of stock options                 0        0      798,156        80      167,533              0          0       167,613
   Conversion of preferred stock to
   common stock                           (175)      (1)  75,000,000     7,500       (7,499)             0          0             0
   Net loss                                  0        0            0         0            0    (14,590,049)         0   (14,590,049)
                                        -------   ------ ------------   ------- ------------  -------------- --------- -------------
BALANCE, December 31, 1999               1,735    $  18   93,975,029   $ 9,398  $66,131,173 $(101,201,310) $  (28,050) $(35,088,771)
                                        =======   ====== ============   ======= ============  ============== ========= =============

        The accompanying notes are an integral part of these consolidated statements.

USCI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             For the Years Ended December 31
                                                                           ------------------------------------
                                                                            1997           1998          1999
                                                                           ------         ------        -------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                             $(28,786,604) $(42,494,373)  $(14,590,049)
   Adjustments to reconcile net loss to net cash used in operating
      Depreciation and amortization                                        2,404,065     2,664,476        732,685
      Amortization of discount on notes payable                            1,184,000     5,342,000              0
      Amortization of deferred financing costs                               207,000     1,124,509              0
      Provision for losses on accounts receivable                            950,351    10,539,141         12,166
      Gain from sale of subscribers                                                0      (876,164)             0
      Stock compensation expense                                                   0             0      1,719,464
      Loss from investment in subsidiary                                           0             0     10,406,884
      Restructuring and other special charges                              1,100,000             0      1,711,923
      Changes in operating assets and liabilities:
         Accounts receivable:
            Trade                                                         (3,777,701)  (17,131,129)             0
            Other                                                            441,028     1,091,551         35,366
         Prepaid expenses and other                                          422,219       361,005        230,650
         Commissions payable                                               4,871,864      (874,561)       (17,607)
         Accounts payable and accrued expenses                             4,302,018    10,923,310        745,328
         Promotional deposits                                                295,581      (642,668)    (1,053,387)
                                                                        -------------  ------------  -------------
            Total adjustments                                             12,400,425    13,521,470     14,523,472
                                                                        -------------  ------------  -------------
            Net cash used by operating activities                        (16,386,179)  (28,972,903)       (66,577)
                                                                        -------------  ------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures, including capitalized and purchased              (2,128,741)     (601,427)             0
                                                                        -------------  ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable, long-term debt and Credit Facility         4,000,000    26,631,199              0
   Payments received from Ameritel                                                 0             0        366,577
   Repayment of notes payable and Credit Facility                                  0   (12,642,631)             0
   Exercise of stock options                                                  39,206         8,972              0
   Issuance of Convertible Preferred Stock                                         0    15,000,000              0
   Sale of common stock                                                            0     2,489,999              0
   Costs associated with debt offerings                                            0      (416,891)             0
   Costs associated with equity offerings                                          0    (1,847,090)             0
                                                                         -------------  ------------ -------------
            Net cash provided by (used in) financing activities            4,039,206    29,223,558        366,577
                                                                         -------------  ------------ -------------
NET INCREASE (DECREASE) IN CASH                                          (14,475,714)     (350,772)       300,000
CASH AND CASH EQUIVALENTS, beginning of year                              15,581,244     1,105,530              0
                                                                         -------------  ------------ -------------
CASH AND CASH EQUIVALENTS, end of year                                  $  1,105,530  $    754,758     $        0
                                                                         =============  ============ =============
SUPPLEMENTAL INFORMATION:
   Interest paid                                                        $          0  $    796,067     $        0
                                                                         =============  ============ =============
   Noncash financing activities:
      Warrants issued in connection with letter-of-credit               $   1,243,000 $          0      $        0
                                                                         =============  ============ =============
      Warrants issued in connection with debt financings                $   1,879,000 $  4,467,000      $        0
                                                                         =============  ============ =============
      Conversion of notes payable                                       $           0 $  5,542,566      $        0
                                                                         =============  ============ =============

        The accompanying notes are an integral part of these consolidated statements.

USCI, INC. AND SUBSIDIARIES
DECEMBER 31,1998 AND 1999
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS

USCI, Inc. (the “Company”) is a reseller of cellular and paging services to subscribers via reselling agreements with carriers through its wholly-owned subsidiary, Ameritel Communications, Inc. (“Ameritel”). Prior to November 1996, before becoming a reseller, the Company was a nationwide agent for companies providing cellular and paging communication services through national distribution channels.

On October 29, 1999, Ameritel filed a voluntary petition for reorganization under Chapter 11 of U.S.C. Title 11 with the United States Bankruptcy Court for the Southern District of New York (Case No. 99-11081) (the “Bankruptcy Court”). Under Chapter 11, certain claims against Ameritel in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while Ameritel continues business operations as a debtor-in-possession.

The Company has never operated at a profit since its inception in 1991 and had losses of $28,786,604, $42,494,373, and $14,590,049 for the years ended December 31, 1997, 1998, and 1999, respectively. Additionally, at December 31, 1999, the Company had an accumulated deficit of $101,201,310, a stockholders’ deficit of $35,088,711, and a working capital deficiency of $4,658,208. The Company will require substantial financing for working capital for a period of time until profitability is achieved, if ever.

In the second half of 1999, the Company altered its operations in an effort to achieve future profitability, including establishing an e-commerce platform to market services and products, downsizing of staff and facilities and other cost cutting efforts to reduce overhead and adoption of its internet telephony initiative. While the Company believes that these efforts will position them favorably to grow revenues, improve operating margins and minimize operating costs, there can be no assurance that the Company will be successful in commencing internet telephony marketing services, growing revenues or operating profitably.

These factors, discussed in the note above and the uncertainties regarding the ultimate outcome of pending litigation and claims discussed in Note 6 and Note 8, raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company and its subsidiaries include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which the Company exercises control, and for which control is other than temporary. Intercompany transactions and balances are eliminated in consolidation. The Company’s subsidiary, Ameritel, filed for reorganization under Chapter 11 in October 1999, and effectively the Company no longer exercises control over this subsidiary. Investments in nonconsolidated affiliates (wholly-owned subsidiaries over which the Company does not exercise control) are accounted for on the equity basis. Accordingly, due to Ameritel’s filing for reorganization under Chapter 11 in October 1999, the Company began accounting for its investment in Ameritel under the equity method of accounting retroactively, as of January 1, 1999.

Revenue Recognition

The Company’s revenues are derived solely from its wholly-owned subsidiaries. For the two years ended December 31, 1997 and 1998, Ameritel accounted for 100% of the Company’s revenues. There were no revenues reflected for the year ended December 31, 1999 due to the deconsolidation of Ameritel discussed above as of January 1, 1999.

The Company recognizes an activation commission pursuant to the activation of cellular and paging devices with a contracted carrier at a contracted amount per activation. The Company simultaneously recognizes a related commission pass-through expense at a contracted amount per activation. The Company reserves a portion of these commission revenues for estimated chargebacks to the Company arising from deactivations of cellular and paging devices by customers during specified contract periods.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Included in cash and cash equivalents at December 31, 1998 and 1999 was $454,124 and $300,000, respectively, of certificates of deposit restricted to cover letters-of-credit required as security by cellular carriers and for an employment agreement with an officer of the Company.

Property and Equipment

Property and equipment are stated at cost except as discussed below. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are five years for equipment and furniture and fixtures and the shorter of the useful life or lease term for leasehold improvements. Property and equipment, at cost, consist of the following at December 31, 1998 and 1999:

                                                          1998           1999
                                                         ------         -------
          Equipment                                    $3,461,243    $
          Furniture and fixtures                          213,573              0
          Leasehold improvements                          674,845              0
                                                       -----------    ----------
                                                        4,349,661        155,000
          Less accumulated depreciation                (2,794,295)             0
                                                       -----------    ----------
                         Property and equipment, net   $1,555,366    $   155,000
                                                       ===========    ==========

The Company has pledged all of its fixed assets as of December 31, 1999, in connection with the Ameritel’s credit facility agreement.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of,” the Company evaluates whether events and circumstances have occurred that indicate possible impairment (Note 5). As a result of this review and based upon an independent third party valuation, the Company recorded an impairment loss of $801,590 related to certain equipment in 1999. The impairment loss for these assets to be held and used was included in restructuring and other charges within the statement of operations.

Other Assets

Other assets at December 31, 1998 and 1999 consisted of the following:

                                                                 1998     1999
                                                                ------   ------
     Systems development costs and purchased software, net  $1,284,880      $ 0
     Deferred financing costs                                  214,878        0
     Deposits                                                   31,982    5,374
     Other                                                           0    1,100
                                                             ---------    ------
                                                            $1,531,740   $6,474
                                                             =========    ======

Systems development costs include capitalized costs of internally developed software for internal use relating to the Company’s cellular activation system network projects. The capitalized amounts consist of costs incurred after the design phases of the software projects are complete and technological feasibility has been determined based on a detailed system design. Systems development costs and purchased software are amortized on a straight-line basis over the estimated remaining economic life of the software of five years. Amortization expense was $386,522, $482,503, and $139,473 in 1997, 1998 and 1999, respectively. As of December 31, 1999, accumulated amortization was $1,615,320.

During 1999, the Company reviewed certain of its long-lived assets (Note 5) including its capitalized system development costs and purchased software. As a result of this review and based upon an independent third party valuation, the Company recorded an impairment loss related to systems development costs and purchased software of $910,333. This amount is included in restructuring and other charges within the statement of operations.

Investment in Ameritel

As discussed above, due to the Chapter 11 bankruptcy filing by Ameritel, USCI began accounting for its investment in Ameritel under the equity method of accounting as of January 1, 1999. Summarized financial information of Ameritel as of and for the years ended December 31, 1999 and 1998 were as follows:

December 31,                                           1998                 1999
                                                  ------------         ------------
Total assets                                      $  9,470,878         $  2,373,951
Total liabilities                                   51,512,437           54,822,294
Stockholder's deficit                              (42,041,459)         (52,448,343)

For the Year Ended December 31,                       1998                  1999
                                                  ------------         ------------
Revenues                                          $ 41,074,235         $ 15,360,812
Costs                                               62,253,905           25,767,696
Loss before income taxes                          $(21,179,670)        $(10,406,884)

Total liabilities include intercompany payables to USCI, Inc. of $22,222,883 and $21,856,306 at December 31, 1998 and 1999, respectively. The Investment in Ameritel is shown in the accompanying Consolidated Balance Sheets as of December 31, 1999 as a liability and consists of the intercompany amounts due to USCI offset by the Stockholder’s deficit of Ameritel. No adjustments have been made to this Investment in Ameritel to reflect the impact that would result if any adjustments of Ameritel’s assets or liabilities are made as part of its Chapter 11 reorganization case. Therefore, this Investment in Ameritel does not purport to represent the net liability of USCI in connection with the Bankruptcy proceedings.

Subscriber Acquisition and Promotional Costs

Subscriber acquisition costs and promotional costs include costs incurred to acquire subscribers, including commissions, discounts given to consumers for reduced airtime and other promotions, and advertising.

Other Income

In November 1998, the Company agreed to sell its paging services subscriber base of approximately 22,000 subscribers to a paging vendor for $876,164 representing all of the sums due and owing to the vendor. In connection therewith, the Company recognized a gain of $876,164.

Net Loss Per Share

The Company calculates and presents net loss per share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share.” Basic earnings per share are based on the weighted average number of shares outstanding. For 1996, weighted average shares include shares that were subject to rescission (Note 5). Diluted earnings per share are based on the weighted average number of shares outstanding and the dilutive effect of outstanding stock options and warrants (using the treasury stock method). For all periods presented, outstanding options and warrants have been excluded from diluted weighted average shares outstanding, as their impact was antidilutive.

Net loss attributable to common stockholders for the years ended December 31, 1998 and 1999, as adjusted by dividend requirements, on the Company’s convertible preferred stock was $43,138,788 and $14,939,942, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-Lived Assets

The Company periodically evaluates the carrying values of its long-lived assets, such as property and equipment and systems development costs, to determine whether any impairments are other than temporary. Management believes the long-lived assets in the accompanying balance sheets as adjusted in Note 5 are appropriately valued after the impairment charges discussed above.

Significant Concentrations

For the years ended December 31, 1998, approximately 75% of subscriber revenue was attributable to one merchandiser’s activations with the Company. In October 1998, the Company’s relationship with the merchandiser was terminated (Note 6). Furthermore, a substantial portion of the Company’s subscribers are located in one metropolitan area. At December 31, 1998, receivables from subscribers in that metropolitan area approximated 72% of total trade receivables. During 1997, one customer accounted for 57% of activation commission revenues, or 17% of total revenues.

New Accounting Pronouncements

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Under SOP 98-1, computer software costs incurred in the preliminary project stage are expensed as incurred. Additionally, specified upgrades and enhancements may be capitalized; however, external costs related to maintenance, unspecified upgrades, and enhancements should be recognized as expense over the contract period on a systematic basis. Internal costs incurred for maintenance should be expensed as incurred. SOP 98-1 was adopted effective January 1, 1999. The adoption of SOP 98-1 did not have a material effect on the Company.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

3. LONG-TERM DEBT, LETTER-OF-CREDIT ADVANCES, AND NOTES PAYABLE

Amounts included in long-term debt consists of the following at December 31, 1998 and 1999:

                                                            1998         1999
                                                           ------       ------
          Credit Facility                                 9,788,568           0
          Vendor note payable                            10,876,508           0
                                                         20,665,076           0
          Less current maturities                         6,310,980           0
                                                       $ 14,354,096      $    0

Credit Facility

On June 5, 1998, Ameritel, entered into a four-year $20,000,000 revolving credit and term loan facility (the “Credit Facility”) with its secured lender. The Credit Facility has been guaranteed by the Company and its subsidiaries. The Credit Facility provides term loans up to $15,000,000, which amortize equally over a 30-month period, and revolving credit borrowings. Availability is based on a number of factors, including eligible accounts receivables and eligible cellular subscribers. At December 31, 1998, a total of $9,788,568 was outstanding under the facility, of which $5,393,720 was related to term loan borrowings and $4,394,848 related to revolving credit borrowings. Term loan borrowings bear interest at the greater of 7% or the bank’s base rate plus 2.5% and revolving credit borrowings bear interest at a greater of 7% or the base rate plus 1.5%. The Credit Facility is secured by substantially all assets of the Company.

On April 14, 1999, the Company entered into an amended credit facility which reduced the total facility to $17,500,000. Additionally, certain preferred shareholders and other persons have entered into an agreement with the lender to make available to the Company up to $7,000,000 under an amendment to the Credit Facility (the “Amended Credit Facility”) in a multiple draw-term loan for working capital under certain conditions. The Amended Credit Facility requires the Company to meet certain budgeted items, including revenues, accounts receivable collections, and number of subscribers.

Additionally, in connection with the closing of the Amended Credit Facility and the conversion of preferred stock, pursuant to the preferred stock agreement (Note 4), the Company issued a consultant 5,000,000 shares of common stock.

Vendor Note Payable

In April 1999, Ameritel, entered into a note payable agreement with its largest vendor, which allows for the payment of $12,376,995 in equal monthly payments through April 2003. Interest is payable monthly at 6%. Pursuant to the agreement, the Company is required to make current payments for its monthly airtime usage and to secure a standby letter-of-credit totaling $1,000,000. As of December 31, 1999 the Ameritel had made only one payment to the vendor under the terms of the agreement.

Letter-of-Credit Advances

On October 30, 1997, the Company and Ameritel entered into a letter-of-credit agreement (the “LOC Agreement”) with an investment banking firm, pursuant to which the investment banking firm agreed to establish irrevocable standby letters-of-credit of up to $3,750,000 for the purpose of enabling the Company to satisfy its security obligations under certain client and carrier arrangements. Under the LOC Agreement, the Company was required to pledge shares of the Company’s common stock which, at that time, equaled 125% of the principal amount of each letter-of-credit to be issued.

To provide the shares of common stock required to be pledged as collateral under the LOC Agreement, the Company entered into an agreement with certain of the Company’s officers, directors, and other stockholders (the “Stockholders”), under which the Stockholders agreed to deposit with the Company an aggregate of 545,045 shares of the Company’s common stock. As consideration for this agreement, the Company agreed to issue to the Stockholders nonqualified options to purchase an aggregate of 54,505 shares of the Company’s common stock at $6 per share.

As consideration to the investment banking firm for providing the letter-of-credit financing, the Company issued a five-year warrant to purchase up to 600,000 shares of the Company’s common stock at a purchase price of $6 per share.

In October 1998, two vendors of the Company requested and received $2,700,000 under the letter-of-credit. The investment bank has made a demand to repay the amounts paid under the letters-of-credit. The Company has not repaid the amounts advanced under the letters-of-credit in full and the Company is in default under the terms of this agreement. In connection with the draw, the investment bank took control of the Company’s common stock held as collateral. No interest has been accrued related to these advances and at December 31, 1998 and 1999 amounts outstanding under these letter-of-credit advances totaled $2,700,000 and $2,491,982, respectively.

Notes Payable Issued in Fiscal 1997

On November 18, 1997, the Company obtained an unsecured loan in the amount of $4,000,000 from two individuals, both of whom are also company stockholders. The loan bears interest at 8.5% per annum and was payable on December 31, 1997. As additional consideration for the loan, the Company issued to each of the lenders a five-year warrant exercisable to purchase up to 400,000 shares of common stock at an exercise price of $6 per share. On December 30, 1997, the Company issued to each of the lenders an additional five-year warrant to purchase 200,000 shares of common stock at $6 per share in consideration of the lenders’ extension of the due date of the loans until January 31, 1998. The Company also agreed that for each share of common stock acquired upon the exercise of the warrants (“Primary Warrants”), the Company would issue an additional warrant (“Secondary Warrants”) to purchase one share of common stock at an exercise price equal to (a) the conversion price of the Company’s convertible preferred stock then being offered in a pending private placement or (b) $7 if the private placement was not been completed. The Company further agreed to issue additional warrants to purchase 400,000 shares of common stock on these same terms and conditions for each month or portion thereof in which the indebtedness to the lenders remained unpaid after January 31, 1998.

The values of the warrants issued in November and December 1997 were determined to be $1,184,000 and $695,000, respectively, based on the relative fair value of the warrants to the debt. A corresponding amount of the proceeds that has been allocated to the warrants has been accounted for as a debt discount and is being amortized over the life of the related debt. At December 31, 1998 and 1999, the unamortized debt discount amounted to $0.

Notes Payable Issued in Fiscal 1998

On January 31, 1998, pursuant to the terms of the above agreement, the Company issued warrants to purchase an additional 400,000 shares of common stock. On February 24, 1998, the 1,600,000 warrants issued in November 1997, December 1997, and January 1998 together with the $4,000,000 in notes payable were canceled and rescinded. Concurrently, the Company issued $4,000,000 in restated notes (“Restated Notes”), along with 1,600,000 Primary and Secondary Warrants, each with an exercise price of $5 per share. The Restated Notes matured August 1, 1998 (“Maturity”) and bore interest at 8%, payable at Maturity. In addition, the Company sold additional notes (“New Notes”) in the amount of $1,500,000. The New Notes also matured August 1, 1998, but bore interest at 10%. The Restated Notes and the New Notes are hereafter referred to as the “Notes.” In the event the Notes were not paid in full by Maturity, the Notes would begin accruing interest at 15% and become convertible into shares of the Company’s common stock at the lesser of $5 per share or 80% of the average closing price during the five days of trading prior to the conversion.

In addition to the 1,600,000 Primary and Secondary Warrants issued with the Restated Notes, the Company has agreed, for each month or portion thereof, from March 1, 1998 until all principal and interest due under the Restated Notes are paid in full, to issue 100,000 Primary Warrants for each $1,000,000 principal amount outstanding under the Restated Notes. The Company also agreed to include the shares of common stock issuable upon the exercise of the Primary Warrants and Secondary Warrants and upon conversion of the Notes (in the event the Notes are not paid by Maturity) in a registration statement to be filed for the purpose of permitting the resale of such shares.

On June 23, 1998, the Company issued 343,356 shares of common stock upon the conversion of $1,150,000 principal amount and accrued interest thereon of 10% New Notes issued in February 1998. On July 16, 1998, the remaining $350,000 principal amount and accrued interest, thereon, was converted into 119,281 shares of common stock.

On July 28, 1998, the Company issued 34,000 shares of common stock as payment for $136,000 in accrued interest on the 8% Restated Notes issued in February 1998. On July 29, 1998, the holders of the Restated Notes exchanged the $4,000,000 principal balance of the Restated Notes for 500 shares of convertible preferred stock (Note 4).

On January 2, 1998 and January 5, 1998, the Company obtained two unsecured loans, each in the amount of $250,000. Each loan bore interest at 10% per annum and was payable upon the earlier to occur of February 28, 1998 or the completion of a pending private placement of convertible preferred stock. In connection with the issuance of the loans, the Company issued to each party five-year warrants to purchase 75,000 shares of common stock at $6 per share. In addition, the Company issued five-year warrants to purchase 25,000 shares of common stock to a related party as a finder’s fee. Additionally, the lender of one of the $250,000 loans is a related party. On February 2, 1998, the Company issued two additional five-year warrants to purchase 50,000 shares of common stock at $6 per share in consideration of the lenders’ extension of the due dates to February 28. The loans were paid in full with the proceeds of the March 5, 1998 equity offering (Note 4). The Company also issued a five-year warrant to purchase 25,000 shares of common stock at $6 per share to a related party as consideration for assistance in obtaining the extension of the loans.

Pursuant to the above debt agreements, the Company issued warrants to purchase 2,700,000 shares of common stock during the year ended December 31, 1998. The value of these warrants was determined to be $4,647,000 based on the relative fair value of the warrants to the debt. At December 31, 1998, the debt discount amounted to $0.

4. STOCKHOLDERS' DEFICIT Common Stock

On March 5, 1998, the Company, in two private transactions, sold 423,913 shares of common stock at a purchase price of $5.75 per share and issued five-year warrants to purchase 42,391 shares of common stock at an exercise price of $7.19 per share. As consideration for these transactions, the Company agreed to pay $170,625 and issue a five-year warrant to purchase 42,391 shares of common stock at $7.19 per share to a related party as a finder’s fee. A portion of the proceeds were used to pay $500,000 in notes payable issued January 2, 1998 and January 5, 1998 (Note 3).

During 1999, the Company issued 6,170,045 shares of common stock. The Company issued 5,000,000 shares to an independent consultant pursuant to a consulting agreement, 300,000 common shares to the new Board of Directors (100,000 shares per member), 350,000 shares to a then current employee and an additional 520,045 shares to current employees and directors for the shares utilized in October 1997 as collateral for a letter-of-credit issued by an investment banker. The value of these issuances totaled $2,168,518, of which $691,017 remained in prepaid expenses at December 31, 1999.

Preferred Stock

On March 24, 1998, the Company entered into an agreement for the private placement of up to $15,000,000 in Series A, B, and C Convertible Preferred Stock (the “Convertible Preferred Stock”). The Convertible Preferred Stock provides for dividends at a rate of 6% per annum, payable quarterly in cash or registered common stock. All outstanding principal and accrued dividends may be converted into the Company’s common stock at the lower of 120% of the average closing price for five days immediately preceding the conversion notice or 85% of the average of the three lowest closing prices of the common stock for the 25 trading days preceding the conversion notice, and automatically converts three years from issuance. The Convertible Preferred Stock is mandatorily redeemable by the Company upon the occurrence of certain events. The Company has filed a registration statement which was declared effective on June 2, 1998 covering the shares of common stock issuable upon conversion of the Convertible Preferred Stock and exercise of certain outstanding options and warrants.

On March 24, 1998, the initial $5,000,000 was approved to the Company which issued 500 shares of Series A Convertible Preferred Stock and five-year warrants to the preferred stockholder to purchase up to 149,522 shares of the Company’s common stock at an exercise price of $6.89 per share. The Company paid a finder’s fee of $500,000 and issued five-year warrants to the finder to purchase 62,500 shares of common stock at an exercise price of $6.89 per share.

On May 7, 1998, the second tranche of $5,000,000 was provided to the Company which issued 500 shares of Series B Convertible Preferred Stock and five-year warrants to purchase up to 203,749 shares of the Company’s common stock at an exercise price of $5.85 per share. The Company paid a finder’s fee of $500,000 and issued five-year warrants to the finder to purchase 62,500 shares of common stock at an exercise price of $5.85 per share.

On July 31, 1998, the third tranche of $5,000,000 was provided to the Company which issued 500 shares of Series C Convertible Preferred Stock and five-year warrants to purchase up to 332,246 shares of the Company’s common stock at an exercise price of $5.31 per share. The Company paid a finder’s fee of $500,000 and issued five-year warrants to the finder to purchase 62,500 shares of common stock at an exercise price of $5.85 per share.

During 1998, an aggregate of 65 shares of Series A Convertible Preferred Stock and accrued dividends were converted into 226,748 shares of common stock.

On July 29, 1998, the Company issued an aggregate of 500 shares of 6% Series D Convertible Preferred Stock in exchange for an aggregate of $4,000,000 of 8% Restated Notes. The Series D preferred stock is entitled to a dividend of 6% per annum, payable quarterly in arrears and is convertible, together with accrued dividends, at a conversion price equal to 120% of the average closing bid price for five trading days immediately preceding the closing date or 85% of the average of the three lowest closing prices per share of common stock for the 25 trading days preceding the conversion notice, with a floor of not less that $4 per share and ceiling of not more than $6 per share. The Series D preferred stock has a liquidation value of $8,000 per share. The Series D preferred stock is redeemable at the Company’s option at the then applicable conversion price. Since the Company did not complete a private offering of equity and debt securities by October 1998, the shares of Series D Convertible Preferred Stock are convertible into shares of common stock at a conversion price equal to the lesser of $5 per share or 80% of the average closing sales price of the Company’s common stock during the last five trading days prior to conversion.

During 1998, an aggregate of 25 shares of Series D preferred stock and accrued dividends were converted into 588,191 shares of common stock.

On April 26, 1999, pursuant to an agreement between the Company and its preferred shareholders (“Preferred Agreement”), the holders of the Convertible Preferred Stock converted $1,500,000 stated value of Convertible Preferred Stock into 75,000,000 shares of common stock at $.02 per share, agreed to waive all future dividends on the outstanding Convertible Preferred Stock, and canceled all outstanding options and warrants held by them covering 4,485,707 shares of common stock.

Stock Options

The Company’s 1992 Stock Option Plan (the “1992 Plan”), as amended, provides for the issuance of up to 750,000 incentive and nonqualified stock options to key employees and nonemployee directors. In March 1997, the Company adopted the 1997 Stock Option Plan (the “1997 Plan”), which also provides for the issuance of up to 750,000 incentive and nonqualified stock options. The 1992 Plan and the 1997 Plan are hereafter referred to as the “Option Plans.”

Options are granted at an exercise price which is not less than fair value as estimated by the Board of Directors and become exercisable as determined by the Board of Directors, generally over a period of four to five years. Options granted under the Option Plans expire ten years from the date of grant. At December 31, 1999, options to purchase 3,440,016 shares of common stock were available for future grant under the Option Plans.

Additionally, the Company grants options outside of the Option Plans to nonemployee directors, employees, and consultants. During 1997, 1998, and 1999, the Company granted 54,505, 0 and 0 options, respectively, outside the Option Plans.

Transactions related to stock options for each of the three years in the period ended December 31, 1999 are as follows:

                                                           Shares       Weighted
                                                          --------      --------
           Options outstanding at December 31, 1996        982,944       $5.58
               Granted                                     701,005        4.46
               Forfeited                                  (117,200)       6.45
               Exercised                                   (40,579)       1.00
                                                        ------------
           Options outstanding at December 31, 1997      1,526,170        5.13
               Granted                                     377,500        5.55
               Forfeited                                  (240,879)       6.34
               Exercised                                    (3,043)       1.72
                                                        ------------
           Options outstanding at December 31, 1998      1,659,748        4.99
               Granted                                   1,680,156        0.32
               Forfeited                                  (981,764)       4.55
               Exercised                                  (798,156)       0.21
                                                        -------------
           Options outstanding at December 31, 1999      1,559,984        2.68
                                                        =============
           Exercisable at December 31, 1999                904,664        4.26
                                                        =============

The following table summarizes information about stock options outstanding at December 31, 1999:

                                        Options Outstanding          Options Exercisable
                         --------------------------------------   -------------------------
                                   Weighted     Weighted                         Weighted
       Range of                    Average      Average                          Average
       Exercise        Number      Exercise     Remaining          Number        Exercise
       Prices        of shares      Price       Contractual Life   of shares     Price
    -------------  -----------    -----------   ----------------  -----------    ----------

    $0.32-$  3.00     882,000      $  0.32           3.8           260,480        $  0.32
    $3.01-$  4.50     109,000         4.23           2.3           105,200           4.24
    $4.51-$  6.75     528,984         5.84           2.3           488,984           5.95
    $6.76-$  8.50      50,000         8.25           1.3            50,000           8.25
                   -----------                                    ---------
                    1,559,984         2.68                         904,664           4.26
                   ===========                                    =========

The Company accounts for the stock purchase and stock option plans under Accounting Principles Board (“APB”) Opinion No. 25, which requires compensation costs to be recognized only when the option price differs from the market price at the grant date. SFAS No. 123 allows a company to follow APB Opinion No. 25 with additional disclosure that shows what the Company’s net income and earnings per share would have been using the compensation model under SFAS No. 123.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

                                        1997          1998          1999
                                       ------        ------        ------
          Risk-free interest rate       6.18%         5.9%          6.0%
          Expected dividend yield       0.00          0.00          0.00
          Expected lives                Five years    Five years    Five years
          Expected volatility           50%           50%           50%

The total values of the options granted during the years ended December 31, 1997, 1998, and 1999 were computed as approximately $1,346,000, $1,138,000, and $282,240, respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company’s reported pro forma net loss and pro forma net loss per share for the years ended December 31, 1997, 1998, and 1999 would have been as follows:

                                        1997           1998           1999
                                       ------         ------         ------
Net loss:
    As reported                     $(28,786,604)  $(42,494,373)  $(14,590,049)
    Pro forma                        (30,128,120)   (43,141,051)   (14,730,789)
Basic and diluted loss per share:
    As reported                           $(2.81)        $(3.90)
    Pro forma                              (2.94)         (3.95)         (0.22)

Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

Outstanding Warrants

At December 31,1999, the Company had issued 1,172,282 warrants to purchase common stock at a weighted average exercise price of $6.12.

5. RESTRUCTURING AND OTHER CHARGES

During 1997, the Company implemented its change in business strategy from being a cellular activation agent to a nonfacilities-based cellular provider. In connection with the change in business strategy, the Company reviewed all assets associated with the agency business for possible impairment. Accordingly, the Company has recorded restructuring and other nonrecurring charges of $1,100,000 in the year ended December 31, 1997. This charge included a write-down of displays to estimated fair value, shutdown costs associated with the closing of its Interactive Display Technologies, Inc. subsidiary, and a write-off of a portion of agency receivables which has been deemed uncollectable.

During 1999, the Company conducted a review of certain long lived assets owned by the Company’s wholly-owned subsidiary, U.S. Communications, Inc.(the “U.S. Communications Assets”). As a result of this review, based upon an independent third party valuation, the Company recorded a loss on the impairment of the U.S. Communications Assets in the amount of $1,711,923 (See Note 2).

6. COMMITMENTS AND CONTINGENCIES Operating Lease Commitments

The Company and subsidiaries lease certain office space and telecommunications and office equipment under noncancellable operating leases. The operating lease expenses incurred by the Company and subsidiaries totaled $317,138 and $433,185 for the years ended December 31, 1997 and 1998, respectively. Due to the deconsolidation of Ameritel effective January 1, 1999, total operating lease expenses for 1999 of $156,600 were included in “Loss from investment in Ameritel” in the accompanying Consolidated Statements of Operations.

Employee Benefits

The Company does not provide postretirement or postemployment benefits to its employees, nor does the Company offer company-sponsored savings or pension plans.

Contract Termination and Litigation

In October 1997, the Company entered into an agreement with RadioShack to be the exclusive provider of analog cellular communications services to RadioShack’s approximately 250 retail locations in the greater New York metropolitan area. Ameritel is party to the contract and is guaranteed by the Company. During the next 12 months, the Company experienced rapid growth and as a result, experienced negative operating cash flows. The Company was unable to obtain sufficient financing to fund the rapid growth and was unable to pay its principal vendors on a timely basis. In October 1998, the Company’s contract with RadioShack, a division of Tandy Corporation, was terminated. RadioShack has demanded payments of claimed amounts due and advised the Company that because of purported defaults in agreements between the Company and RadioShack, the Cellular Service Agreement with RadioShack was terminated. As a result, the Company is no longer activating new subscribers referred by RadioShack. In an effort to collect part of amounts claimed as due, RadioShack has drawn down $2,500,000 against a Standby Letter-of-Credit provided for by the Company under the terms of the original Cellular Service Agreement dated October 30, 1997 (Note 3). In December 1998, Tandy initiated legal action against the Company. In its suit, Tandy claims to have suffered damages in the approximate amount of $11,200,000, plus late payment penalties, interest, and attorney’s fees. The Company also filed a counterclaim for the monies it contends Tandy owes to it. This counterclaim alleged substantial set-offs to the suit in which the Company alleged that RadioShack breached their contract with the Company, unlawfully withheld customer funds and deposits, referred fraudulent applications to the Company, and as a result, the Company suffered substantial damages. In January 2000 both parties agreed to a mutual release of all claims against each other. However, the settlement has not yet been approved by the Bankruptcy Court.

In addition to the RadioShack claim, various vendors have instituted lawsuits against the Company demanding payment of amounts owed totaling approximately $800,000. The Company is attempting to negotiate settlements of the outstanding claims, some of which have been reduced to judgement.

There is no assurance that the Company will be successful in defending or settling these lawsuits or prevail in the Company’s counterclaim. Failure to favorably resolve these matters will have a material adverse effect on the Company and could compel the Company to seek protection under the federal bankruptcy system, either voluntarily or involuntarily. The ultimate outcome of these matters cannot be determined at this time.

Employee Contracts

During 1999, the Company entered into an employee contract with a senior executive for a term expiring 2005. The contract provides for annual salary ranging from $275,000 to $355,000. In addition, the employee is to receive incentives based on performance, a guaranteed bonus of $75,000 after the first year of employment and stock options dependent on certain conditions. The contract also includes a lump sum cash severance payment of $600,000 in the event the contract is terminated for certain reasons. The employee contract has been secured by a $300,000 letter-of-credit.

7. INCOME TAXES

The Company has incurred net operating losses (“NOLs”) for the last several years. As of December 31, 1998 and 1999, the Company had net operating loss carryforwards of $68,404,859 and $92,384,725, respectively, which expire at various times beginning in 2006. Due to the recurring operating losses, a valuation allowance has been provided against the entire amount of its net deferred tax assets. A portion of the net operating loss carryforwards is subject to substantial limitation due to the change of control in 1995. The effective income tax rate of 0.0% for the years ended December 31, 1997, 1998 and 1999 differs from the U.S. statutory rate due to the valuation allowance.

Components of deferred tax assets are as follows at December 31, 1998 and 1999:

                                                    1998                1999
                                                    ------             -------
Deferred tax assets:
    Accrued expenses                           $  1,428,570    $            0
    Net operating loss carryforwards             26,677,895        36,030,043
    Allowance for doubtful accounts               4,597,142         3,529,432
    Capitalized software costs                     (501,103)                0
                                                -----------       ------------
                                                 32,202,504        39,559,475
Valuation allowance                             (32,202,504)      (39,559,475)
                                                -----------       ------------
Deferred tax assets                            $          0     $           0
                                                ===========       ============
8. SUBSEQUENT EVENTS

On April 7, 2000, a motion was filed by the United States Trustee for the Southern District of New York. This motion, which was originally to be heard on May 11, 2000 but which was adjourned until June 13, 2000, in the United Stated Bankruptcy Court, claims Ameritel's inability to reorganize constitutes cause for dismissal or conversion of the Chapter 11 case to a Chapter 7 case. The basis for the claim identified that Ameritel did not appear capable of generating enough funds to make a distribution to unsecured creditors; Ameritel's financial affairs were not consistent with Ameritel's early representations in the case regarding the possibility of reorganization; and Ameritel's inability to meet administrative obligations as they came due. Management of Ameritel refutes the filed claims and plans to defend their petition for reorganization. There has been no decision rendered to date in connection with the bankruptcy proceedings.

On April 28, 2000, a Release of Guaranty and Termination of Security Interests was reached between Tranche B, Inc. and the secured lender providing the Credit Facility to Ameritel. Tranche B, Inc. is owned and controlled by shareholders that hold a controlling interest in the Company. Under the terms of the agreement, the secured lender agreed to sell, transfer and assign without recourse, all rights, title and interest in and to claims of Ameritel, including any and all security interests against Ameritel and guarantees against the Company, together with their right to receive cash, instruments or other property issued in connection with the proceedings in the United States Bankruptcy Court of the Southern District of New York. In addition, the transaction included the release of all guarantees of that indebtedness by the Company and its affiliates other than Ameritel. As consideration for the release and termination, the secured lender received 4,000,000 shares of common stock of the Company. On the eighteenth month anniversary of the agreement date, Tranche B, Inc. shall also transfer to the secured lender, such additional shares of common stock of the Company to make the aggregate fair market value of the shares in the initial transfer equal to $4,000,000, based on an agreed upon weighted average formula.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To USCI, Inc.:

We have audited the accompanying balance sheet of Ameritel Communications, Inc. (a debtor-in-possession and a wholly-owned subsidiary of USCI, Inc.,) as of December 31, 1999 and the related statements of operations, stockholder's deficit, and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ameritel Communications, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company filed a voluntary petition for reorganization under Chapter 11 of U.S.C. Title 11 with the United States Bankruptcy Court on October 29, 1999. The Chapter 11 filing was a result of the substantial losses sustained by the Company and the Company's inability to raise capital required to support its existing business. The Company has also violated certain restrictive covenants under certain letters of credit due to its reduced subscriber base, reduced revenue levels and net loss. These matters raise substantial doubt about the Company's ability to continue as a going concern. Although the Company is currently operating as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the approval and confirmation by the creditors and Bankruptcy Court of the aforementioned plan of reorganization, the success of future operations, and the ability to recover the carrying amount of assets and/or the amount and classification of liabilities. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 14, 2000 (except with respect to the second paragraph of Note 6, as to which the date is April 28, 2000.)

AMERITEL COMMMUNICATIONS, INC.
(DEBTOR-IN-POSSESSION)
(WHOLLY OWNED SUBSIDIARY OF USCI, INC.)

BALANCE SHEET

DECEMBER 31, 1999

                                     ASSETS

CURRENT ASSETS:
    Cash and cash equivalents -- $50,500 restricted                    $304,161
    Accounts receivable--trade, net of allowances of  $2,855,535      2,006,003
    Prepaid expenses and other                                           29,989
                                                                     ----------
              Total current assets                                    2,340,153

COMPUTER EQUIPMENT, net of accumulated depreciation of $4,296            15,664
OTHER ASSETS                                                             18,134
                                                                     ----------
              Total assets                                           $2,373,951
                                                                     ----------

                      LIABILITIES AND STOCKHOLDER'S DEFICIT

Liabilities Not Subject to Compromise:
   Current Liabilities:
      Accrued expenses                                                  138,561
      Accounts payable                                                  467,148
                                                                     ----------
            Total current liabilities                                   605,709

Liabilities Subject to Compromise (Note 3):                          54,216,585
                                                                     ----------
            Total liabilities                                        54,822,294
                                                                     ----------
COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDER'S DEFICIT:
   Common stock, no par value, 2,000 shares authorized and issued           100
   Accumulated deficit                                              (52,448,443)
                                                                     ----------
            Total stockholder's deficit                             (52,448,343)
                                                                     ----------
              Total liabilities and stockholder's deficit            $2,373,951
                                                                     ==========
The accompanying notes are an integral part of this balance sheet.

AMERITEL COMMMUNICATIONS, INC.
(DEBTOR-IN-POSSESSION)
(WHOLLY OWNED SUBSIDIARY OF USCI, INC.)

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1999

REVENUES                                                            $15,360,812
                                                                    -----------
COST OF SALES                                                         7,847,964
                                                                    -----------
GROSS MARGIN                                                          7,512,848
SELLING, GENERAL, AND ADMINISTRATIVE                                 13,765,016
SUBSCRIBER ACQUISITION AND PROMOTIONAL COSTS                          1,617,913
REORGANIZATION ITEM                                                     395,164
                                                                    -----------
OPERATING LOSS                                                       (8,265,245)
                                                                    -----------
OTHER (EXPENSE) INCOME:
    Interest income                                                      10,163
    Interest expense                                                 (2,151,802)
                                                                    -----------
              Total other expense                                    (2,141,639)
                                                                    -----------
NET LOSS                                                           $(10,406,884)
                                                                    ===========
The accompanying notes are an integral part of these financial statements.

AMERITEL COMMMUNICATIONS, INC.
(DEBTOR-IN-POSSESSION)
(WHOLLY OWNED SUBSIDIARY OF USCI, INC.)

STATEMENT OF STOCKHOLDER'S DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 1999

                                    Common Stock      Accumulated
                                  Shares      Amount    Deficit        Total
                                 --------    -------- ------------    -------
BALANCE, December 31, 1998         2,000        100  (42,041,559)   (42,041,459)
   Net loss                                          (10,406,884)   (10,406,884)
                                  -------    ------  ------------- -------------
BALANCE, December 31, 1999         2,000       $100 $(52,448,443)  $(52,448,343)
                                  =======    ======  ============= =============

        The accompanying notes are an integral part of these consolidated statements.

AMERITEL COMMMUNICATIONS, INC.
(DEBTOR-IN-POSSESSION)
(WHOLLY OWNED SUBSIDIARY OF USCI, INC.)

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                         $(10,406,884)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                        2,455
      Provision for losses on accounts receivable                                      6,460,375
      Reorganization item                                                                395,164
      Changes in operating assets and liabilities:
         Accounts receivable -- trade                                                   (251,896)
         Prepaid expenses and other                                                       37,172
         Commissions payable                                                              (2,375)
         Accounts payable and accrued expenses                                       (10,594,685)
         Promotional deposits and other liabilities                                      (80,492)
                                                                                    --------------
            Total adjustments                                                         (4,034,282)
                                                                                    --------------
            Net cash used in operating activities                                    (14,441,166)
                                                                                    --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures, including capitalized and purchased software                    (12,595)
                                                                                    --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds and draws from notes payable, long-term debt and Credit Facility          20,059,719
   Repayment of notes payable and Credit Facility                                     (5,705,733)
   Payments to Parent Company                                                           (366,577)
                                                                                    --------------
            Net cash provided by financing activities                                 13,987,409
                                                                                    --------------
NET DECREASE IN CASH                                                                    (466,352)
CASH AND CASH EQUIVALENTS, beginning of year                                             770,513
                                                                                    --------------
CASH AND CASH EQUIVALENTS, end of year                                              $    304,161
                                                                                    ==============
SUPPLEMENTAL INFORMATION:
   Interest paid                                                                    $  2,151,802
                                                                                    ==============

        The accompanying notes are an integral part of these consolidated statements.

AMERITEL COMMMUNICATIONS, INC.
(DEBTOR-IN-POSSESSION)
(WHOLLY OWNED SUBSIDIARY OF USCI, INC.)

DECEMBER 31, 1999

NOTES TO FINANCIAL STATEMENTS

1. CHAPTER 11 REORGANIZATION PROCEEDINGS

Ameritel Communications, Inc.(the “Company”), is a wholly owned subsidiary of USCI, Inc. (the “Parent Company”). The Company is a reseller of cellular services to subscribers via reselling agreements with carriers. Effective October 1998, the Company ceased the active acquisition of new subscribers.

On October 29, 1999, the Company filed a voluntary petition for reorganization under Chapter 11 of U.S.C. Title 11 with the United States Bankruptcy Court for the Southern District of New York (Case No. 99-11081) (the “Bankruptcy Court”). Under Chapter 11, certain claims against the Company in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Company continues business operations as a Debtor-in-possession. These claims are reflected in the December 31, 1999 balance sheet as “liabilities subject to compromise.” Additional claims (liabilities subject to compromise) may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the Bankruptcy Court for relief from the stay. Secured claims are secured by liens on substantially all of the Company’s assets.

The Company’s reorganization plan, which has not been completed and is subject to approval by the Bankruptcy Court, focuses the Company’s resources on the sale of its consumer accounts receivable and the related subscriber contracts. It is too early to determine the other elements of a proposed plan. However, when other elements are determined, they may result in additional reorganization charges, as well as impairment of certain assets included in these financial statements.

Entering a reorganization, although a significant event, does not ordinarily affect or change the application of accounting principles followed by a company. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern in accordance with the AICPA Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” As such, asset and liability carrying amounts do not purport to represent realizable or settlement values as contemplated by the Bankruptcy Code. Specifically, the financial statements do not present the amounts that will ultimately be paid to settle liabilities and contingencies which may be allowed in the Chapter 11 reorganization case or the effect of any changes which may be made in connection with the Company’s capitalization or operations resulting from a plan of reorganization.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented on the accrual basis of accounting. All significant transactions and balances between the Company and the Parent Company and its other subsidiaries have been separately disclosed on the face of the financial statements.

Revenue Recognition

Revenues from subscriber sales are recorded for charges to customers for monthly access, cellular and paging airtime, roaming, and long distance, as such services are rendered.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Included in cash and cash equivalents at December 31, 1999 was $50,500 of certificates of deposit restricted to cover letters of credit required as security by cellular carriers.

Computer Equipment

Computer equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the computer equipment, which is 3 to 5 years.

Subscriber Acquisition and Promotional Costs

Subscriber acquisition costs and promotional costs include costs incurred to acquire subscribers, including commissions, discounts given to consumers for reduced airtime and other promotions, and advertising.

Reorganization Item

In accordance with SOP 90-7, and the reorganization of the Company under Chapter 11 of the U.S Bankruptcy Code, the Company wrote off certain deferred financing costs. The related expense of $395,164 has been included in the statement of operations as a reorganization item.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Concentration of Credit Risk

Receivables from subscribers in one metropolitan area approximated 72% of total trade receivables as of December 31, 1999.

New Accounting Pronouncements

In February 1999, the Securities and Exchange Commission (“SEC”) issued their Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements.” The bulletin establishes the accounting and reporting standards requiring the Company to recognize revenues related to the initial set-up fees on a deferred basis over the estimated life of the contract terms and in the case of certain cancellation clauses and/or return guarantee period is expired.

The adoption of SAB No. 101, has not had a material effect on the financial statements, as the Company has ceased in the activation of new subscribers as of October 1998 and the related initial set-up fee charged.

In June 1999, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 137, which amended SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

The adoption of SFAS No. 137, which amended SFAS No. 133, is not expected to have a material impact on the Company's financial statements. 3. LIABILITIES SUBJECT TO COMPROMISE

At December 31, 1999 “liabilities subject to compromise ” was comprised of the following:

                                Item                         Amount
                           ---------------                 ----------
       Secured liabilities                                 $12,524,772
       Due to parent and affiliates                         21,856,306
       Unsecured priority claims                             1,337,225
       Unsecured nonpriority claims                         18,498,282
                Total Liabilities Subject to Compromise    $54,216,585
Secured Liabilities

Secured liabilities consists of amounts outstanding under a four-year $20,000,000 revolving credit and term loan facility (the “Credit Facility”). The Company has filed for reorganization under Chapter 11 of the U.S Bankruptcy Court, and as a result the term loan is no longer available to the Company. The Company has been limited to borrowing under the revolving credit facility, based on a cash collateral and extensions allowed by the U.S. Bankruptcy Court. The Credit Facility provided term loans up to $15,000,000, which amortized equally over a 30-month period, and revolving credit borrowings. Availability was based on a number of factors, including eligible account receivables and eligible cellular subscribers. Term loan borrowings bear interest at 10.25% and revolving credit borrowings bear interest at 9.25%. The Credit Facility was secured by substantially all assets of the Company and its Parent. At December 31, 1999, a total of $12,524,772, of which $11,424,107 was related to term loan borrowings and $1,100,665 related to revolving credit borrowings, has been classified as liabilities subject to compromise.

In connection with the credit facility discussed above, certain preferred shareholders of the Parent Company and other persons have entered into an agreement with the lender to make available to the Company up to $7,000,000 under an amendment to the Credit Facility (the “Amended Credit Facility”) in a multiple draw-term loan for working capital under certain conditions. The Amended Credit Facility requires the Company to meet certain budgeted items, including revenues, accounts receivable collections, and number of subscribers.

The Company is in default in the performance of its obligations under the terms of the Credit Facility by failing to pay amounts due and payable thereby creating an over-advance and by failing to comply with other material obligations and financial covenants.

Unsecured Priority Claims

Unsecured priority claims consists of taxes and certain other debts owed to governmental units. A significant portion of these claims represent amounts owed to various government authorities for taxes.

Unsecured NonPriority Claims

Unsecured nonpriority claims consist of accounts payable, a note payable and other accrued expenses incurred in the normal course of business. The note payable is a $12,376,995 note payable to the Company’s largest vendor, entered into April 1999. Under the terms of the original agreement the Company was to repay the balance in equal monthly payments through April 2003. Interest is payable monthly at 6%. Pursuant to the agreement, the Company is required to make current payments for its monthly airtime usage and to secure a standby letter of credit totaling $1,000,000. As of December 31, 1999 the Company had made only one payment to the vendor under the terms of the agreement.

4. COMMITMENTS AND CONTINGENCIES Operating Lease Commitments

The Company leases certain office space and telecommunications and office equipment under noncancellable operating leases. At December 31, 1999, future minimum lease payments under noncancellable operating leases are as follows:

                             2000                            $       45,983
                             Thereafter
                                                             $            0
                                                                 -----------
                                                             $       45,983
                                                                 ===========

The expenses for operating leases were $156,600 for the year ended December 31, 1999.

Employee Benefits

The Company does not provide postretirement or postemployment benefits to its employees, nor does the Company offer company-sponsored savings or pension plans.

Contract Termination and Litigation

In October 1997, the Company entered into an agreement with RadioShack to be the exclusive provider of analog cellular communications services to RadioShack’s approximately 250 retail locations in the greater New York metropolitan area. The Company is party to the contract and is guaranteed by the Parent and the Company. During the next 12 months, the Company experienced rapid growth and as a result, experienced negative operating cash flows. The Company was unable to obtain sufficient financing to fund the rapid growth and was unable to pay its principal vendors on a timely basis. In October 1998, the Company’s contract with RadioShack, a division of Tandy Corporation was terminated. RadioShack has demanded payments of claimed amounts due and advised the Company that because of purported defaults in agreements between the Company and RadioShack, the Cellular Service Agreement with RadioShack was terminated. As a result, the Company is no longer activating new subscribers referred by RadioShack. In an effort to collect part of amounts claimed as due, RadioShack has drawn down $2,500,000 against a Standby Letter of Credit provided for by the Parent and the Company under the terms of the original Cellular Service Agreement dated October 30, 1997. In December 1998, Tandy initiated legal action against the Company and the Parent Company. In its suit, Tandy claims to have suffered damages in the approximate amount of $11,200,000, plus late payment penalties, interest, and attorney’s fees. The Company and the Parent Company also filed a counterclaim for the monies it contends Tandy owes to it. This counterclaim alleged substantial offsets to the suit in which the Company alleged that RadioShack breached their contract with the Company, unlawfully withheld customer funds and deposits, referred fraudulent applications to the Company, and as a result, the Company suffered substantial damages. In January 2000, both parties agreed to a mutual release of all claims against each other. However, the settlement has not yet been approved by the Bankruptcy Court.

On October 30, 1997, the Parent and the Company entered into a letter-of-credit agreement (the “LOC Agreement”) with an investment banking firm, pursuant to which the investment banking firm agreed to establish irrevocable standby letters of credit of up to $3,750,000 for the purpose of enabling the Company to satisfy its security obligations under certain client and carrier arrangements. The Company is a co-debtor of the letter of credit, which is currently held by the Parent. Under the LOC Agreement, the Parent was required to pledge shares of the Parent’s common stock which, at that time, equaled 125% of the principal amount of each letter of credit to be issued.

To provide the shares of common stock required to be pledged as collateral under the LOC Agreement, the Parent entered into an agreement with certain of the Company’s officers, directors, and other stockholders (the “Stockholders”), under which the Stockholders agreed to deposit with the Parent an aggregate of 545,045 shares of the Parent’s common stock. As consideration for this agreement, the Parent agreed to issue to the Stockholders nonqualified options to purchase an aggregate of 54,505 shares of the Parent’s common stock at $6 per share.

As consideration to the investment banking firm for providing the letter-of-credit financing, the Parent issued a five-year warrant to purchase up to 600,000 shares of the Parent’s common stock at a purchase price of $6 per share.

In October 1998, two vendors of the Company requested and received $2,700,000 under the letter-of-credit. The investment bank has made a demand to repay the amounts paid under the letters of credit. The Parent and the Company has not repaid the amounts advanced under the letters of credit and the Parent and Company are in default under the terms of this agreement. In connection with the draw, the investment bank took control of the Parent’s common stock held as collateral.

There is no assurance that the Company will be successful in defending or settling these lawsuits therefore the ultimate outcome of these matters cannot be determined at this time.

The Company is involved in various legal proceedings that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, in the opinion of the Company, all such proceedings are either adequately covered by insurance or, if not so covered should not ultimately result in any liability which would have a material effect on the financial position, liquidity or results of operations of the Company.

5. INCOME TAXES

For each of the three years ended December 31, 1999, the Company’s results were included in the federal and state income tax returns of the Parent. For purposes of these financial statements, the income tax provision has been determined on a basis as if the Company were a separate taxpayer. Due to the history of losses incurred by the Company, the net deferred tax asset resulting from temporary differences is not considered probable of realization and therefore is offset in all periods presented by a valuation allowance.

6. SUBSEQUENT EVENT

On April 7, 2000, a motion was filed by the United States Trustee for the Southern District of New York. This motion, which was originally to be heard on May 11, 2000 but which was adjourned until June 13, 2000, in the United Stated Bankruptcy Court, claims the Company’s inability to reorganize constitutes cause for dismissal or conversion of the Chapter 11 case to a Chapter 7 case. The basis for the claim identified that the Company did not appear capable of generating enough funds to make a distribution to unsecured creditors; the Company’s financial affairs were not consistent with the Company’s early representations in the case regarding the possibility of reorganization; and the Company’s inability to meet administrative obligations as they came due. Management of the Company refutes the filed claims and plans to defend their petition for reorganization. There has been no decision rendered to date in connection with the bankruptcy proceedings.

On April 28, 2000, a Release of Guaranty and Termination of Security Interests was reached between Tranche B, Inc. and the secured lender providing the Credit Facility to the Company. Tranche B, Inc. is owned and controlled by shareholders that hold a controlling interest in the Parent. Under the terms of the agreement, the secured lender agreed to sell, transfer and assign without recourse, all rights, title and interest in and to claims of the Company, including any and all security interests against the Company and guarantees against the Parent, together with their right to receive cash, instruments or other property issued in connection with the proceedings in the United States Bankruptcy Court of the Southern District of New York. In addition, the transaction included the release of all guarantees of that indebtedness by the Parent and its affiliates other than the Company. As consideration for the release and termination, the secured lender received 4,000,000 shares of common stock of the Parent. On the eighteenth month anniversary of the agreement date, Tranche B, Inc. shall also transfer to the secured lender, such additional shares of common stock of the Parent to make the aggregate fair market value of the shares in the initial transfer equal to $4,000,000, based on an agreed upon weighted average formula.

USCI, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                             September 30,         December 31,
                                                                                     2000                 1999
                                                                            -------------        -------------
                                            ASSETS:                           (unaudited)
CURRENT ASSETS
  Cash and cash equivalents, including
    restricted cash of $300,000 in 2000
    and 1999                                                                $     305,919        $     300,000
  Prepaid expenses and other                                                          750              691,017
                                                                            -------------        -------------

         Total current assets                                                     306,669              991,017
                                                                            -------------        -------------

PROPERTY AND EQUIPMENT, net                                                       162,685              155,000
OTHER ASSETS                                                                        6,474                6,474
                                                                            -------------        -------------

         Total Assets                                                       $     475,828        $   1,152,491
                                                                            =============        =============

LIABILITIES AND STOCKHOLDERS' DEFICIT:
CURRENT LIABILITIES:
  Letter-of-credit advances                                                 $   2,491,982        $   2,491,982
  Accounts payable and bank overdraft                                           2,723,356            2,612,152
  Commissions payable                                                             225,581              225,571
  Accrued expenses and other                                                      562,982              319,520
                                                                            -------------        -------------

         Total current liabilities                                              6,003,901            5,649,225
                                                                            -------------        -------------

         Total liabilities                                                      6,003,901            5,649,225
                                                                            -------------        -------------

COMMITMENTS AND CONTINGENCIES

INVESTMENT IN AMERITEL                                                         32,150,974           30,592,037

STOCKHOLDERS' DEFICIT:
Convertible preferred stock, $.01 par
  value; 5,000 shares authorized, 1,735
  shares issued at September 30, 2000
  and December 31, 1999                                                                18                   18
Common stock, $.0001 par value;
  100,000,000 shares authorized;
  98,025,028 and 93,975,029 shares issued
  at September 30, 2000 and December 31,
  1999, respectively                                                                9,803                9,398
Additional paid-in capital                                                     66,150,846           66,131,173
Accumulated deficit                                                          (103,811,664)        (101,201,310)
Treasury stock, at cost, 5,500 shares                                             (28,050)             (28,050)
                                                                            -------------        -------------

         Total stockholders' deficit                                          (37,679,047)         (35,088,771)
                                                                            -------------        -------------

         Total liabilities and
          stockholders' deficit                                             $     475,828        $   1,152,491
                                                                            =============        =============
The accompanying notes are an integral part of these condensed consolidated financial statements

USCI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
ACCUMULATED DEFICIT

                                                                Three Months Ended September 30,
                                                                  2000                          1999
                                                         -------------                 -------------

REVENUES                                                 $           0                 $           0

OPERATING EXPENSES
  Selling, general and administrative                          128,057                     2,625,065
                                                         -------------                 -------------

Total Operating Expenses                                       128,057                     2,625,065
                                                         -------------                 -------------

OPERATING LOSS                                                (128,057)                   (2,625,065)

OTHER(EXPENSE)INCOME
                    Interest income                              3,883
                                                                                                   0
  Loss from investment in Ameritel                            (437,720)                   (1,345,762)
                                                         -------------                 -------------
Total other expense                                           (433,837)                   (1,345,762)
                                                         -------------                 -------------

LOSS BEFORE INCOME TAXES                                      (561,894)                   (3,970,827)

Income Taxes                                                         0                             0
                                                         -------------                 -------------

NET LOSS                                                      (561,894)                   (3,970,827)
                                                         -------------                 -------------

Preferred Dividends                                                  0                             0
Deficit at Beginning of Period                            (103,249,770)                  (89,919,627)
                                                         -------------                 -------------

Deficit at End of Period                                 $(103,811,664)                $ (93,890,454)
                                                         =============                 =============

Basic and Diluted Net Loss per Share                     $       (0.01)                $       (0.04)
                                                         =============                 =============

Basic and Diluted Weighted
  Average Shares Outstanding                                98,025,028                    92,826,873
                                                         =============                 =============
The accompanying notes are an integral part of these condensed consolidated financial statements

USCI, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

ACCUMULATED DEFICIT

                                                               Nine Months Ended September 30,

                                                                  2000                1999
                                                             -------------       -------------

REVENUES                                                     $           0       $           0

OPERATING EXPENSES
  Selling, general and administrative                            1,053,577           4,267,292
                                                             -------------       -------------

Total Operating Expenses                                         1,053,577           4,267,292
                                                             -------------       -------------

OPERATING LOSS                                                  (1,053,577)         (4,267,292)

OTHER(EXPENSE)INCOME
  Interest income                                                   11,516                   8
  Loss from investment in Ameritel                              (1,568,293)         (3,011,901)
                                                              -------------      -------------
Total other expense                                             (1,556,777)         (3,011,901)
                                                              -------------      -------------

LOSS BEFORE INCOME TAXES                                        (2,610,354)         (7,297,193)

Income Taxes                                                             0                   0
                                                             -------------       -------------

NET LOSS                                                        (2,610,354)         (7,297,193)
                                                             -------------       -------------

Preferred Dividends                                                      0             349,893
Deficit at Beginning of Period                                (101,201,310)        (86,261,368)
                                                             -------------       -------------

Deficit at End of Period                                     $(103,811,664)      $ (93,890,454)
                                                             =============       =============

Basic and Diluted Net Loss per Share                         $       (0.03)      $       (0.13)
                                                             =============       =============

Basic and Diluted Weighted
  Average Shares Outstanding                                    96,382,821          58,557,247
                                                             =============       =============
The accompanying notes are an integral part of these condensed consolidated financial statements

                                                    USCI, INC.

                                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              For the Nine Months Ended September 30,
                                                        2000           1999
                                                    ------------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                           $(2,610,354)    $(7,279,173)
Adjustments to reconcile net loss to
 net cash used in operating activities:
   Depreciation and amortization                             0         969,639
   Loss due to asset impairment                              0       1,711,923
   Loss from investment in subsidiary                1,568,293       3,011,909
Changes in operating assets and liabilities:
     Accounts receivable - other                             0          11,263
     Prepaid expenses and other assets                 690,267       1,685,674
     Accounts payable and accrued expenses             365,398         198,022
                                                   ------------     ----------

      Total adjustments                              2,623,958       7,588,430
                                                   ------------     ----------

      Net cash provided by
           operating activities                        13,604          309,257
                                                   ------------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                 (7,685)               0

   Net cash used in
       investing activities                            (7,685)               0

NET INCREASE (DECREASE) IN CASH                         5,919          309,257

CASH AND CASH EQUIVALENTS
AT BEGINNING OF PERIOD                                300,000          (15,755)

CASH AND CASH EQUIVALENTS
                  AT END OF PERIOD                  $ 305,919       $  293,502
                                                    ==========      ==========

INTEREST PAID DURING THE PERIOD                     $        0      $        0
                                                    ==========      ==========
The accompanying notes are an integral part of these condensed consolidated financial statements

USCI, INC.
Notes to Condensed Consolidated Financial Statements
September 30, 2000
(Unaudited)

Note 1: BASIS OF PRESENTATION

The unaudited financial information furnished herein, in the opinion of management, reflects all adjustments which are necessary to fairly state the Company’s financial position, the results of its operations and its cash flows. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Form 10-K for the year ended December 31, 1999. Footnote disclosure, which would substantially duplicate the disclosure contained in those documents has been omitted. Operating results for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

The accompanying consolidated financial statements of the Company and its subsidiaries include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which the Company exercises control, and for which control is other than temporary. Intercompany transactions and balances are eliminated in consolidation. The Company’s subsidiary, Ameritel, filed for reorganization under Chapter 11 in October 1999, and effectively the Company no longer exercises control over this subsidiary. Investments in nonconsolidated affiliates (wholly owned subsidiaries over which the Company does not exercise control) are accounted for on the equity basis. Accordingly, due to Ameritel’s filing for reorganization under Chapter 11 in October 1999, the Company began accounting for its investment in Ameritel under the equity method of accounting retroactively, as of January 1, 1999. As a result, the September 30, 1999 financial information has been retroactively restated.

Note 2: CREDIT FACILITY/REORGANIZATION UNDER BANKRUPTCY PROCEEDINGS

On April 14, 1999, Ameritel Communications, Inc., a wholly owned subsidiary of the Company (“Ameritel”) entered into an Amended and Restated Loan and Security Agreement with Foothill Capital Corp. (“Foothill”) in which the original Loan and Security Agreement entered into on September 5, 1998 was amended to restructure the existing credit facility by reducing the total facility to $17.5 million. Additionally, certain of our preferred shareholders and certain other persons have entered into a Participation Agreement with Foothill in connection with the restructuring of the our outstanding $20 million credit facility with Foothill. The participants in the Foothill facility made an aggregate of $7 million available as term loans. Although the limit of the credit facility was reduced from $20 million to $17.5 million, the $7 million allocated for term loans was available for working capital upon certain conditions. The $10.5 million limit was structured as part revolver, part term loan and part letter of credit. Also, there were approximately $1 million in standby letters of credit outstanding under the line. The Company guaranteed payment of amounts due under the above Agreement.

On October 29, 1999, (the “filing date”), Ameritel, filed a voluntary petition under Chapter 11 of U.S.C. Title 11 with the United States Bankruptcy Court for the Southern District of New York (Case No. 99-11081)(the “Bankruptcy Court”). Since the filing date, Ameritel has operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. All claims against Ameritel in existence prior to the filing date are subject to payment only when and as provided for by an order of the Bankruptcy Court.

Ameritel’s reorganization plan, has not been completed and is subject to approval by the Bankruptcy Court. It is too early to determine the elements of a proposed plan. However, when the elements are determined, they may result in additional restructuring charges, as well as the impairment of certain assets. The plan is expected to have a significant effect upon the value of certain assets and liabilities included in these financial statements. Subject to completion and approval of the plan, the Company is unable to predict the potential financial impact of this matter.

On April 7, 2000, the United States Trustee for the Southern District of New York filed a motion. This motion, originally to be heard on May 11, 2000 and has been adjourned until December 11, 2000, in the United Stated Bankruptcy Court, claims Ameritel’s inability to reorganize constitutes cause for dismissal or conversion of the Chapter 11 case to a Chapter 7 case. The basis for the claim identified that Ameritel did not appear capable of generating enough funds to make a distribution to unsecured creditors; Ameritel’s financial affairs were not consistent with Ameritel’s early representations in the case regarding the possibility of reorganization; and Ameritel’s inability to meet administrative obligations as they came due. Management of Ameritel refutes the U.S. Trustee filed claims and plans to file a plan of reorganization before the December 11, 2000 adjourned date.

On April 28, 2000, a Release of Guaranty and Termination of Security Interests was reached between Tranche B, Inc. and Foothill. Tranche B, Inc. is owned and controlled by shareholders that hold a controlling interest in the Company. Under the terms of the agreement, Foothill agreed to sell, transfer and assign without recourse, all rights, title and interest in and to claims of Ameritel, including any and all security interests against Ameritel and guarantees against the Company, together with their right to receive cash, instruments or other property issued in connection with the proceedings in the United States Bankruptcy Court of the Southern District of New York. In addition, the transaction included the release of all guarantees of that indebtedness by the Company and its affiliates other than Ameritel. As consideration for the release and termination, Foothill received 4,000,000 shares of common stock of the Company. On the eighteenth month anniversary of the agreement date, Tranche B, Inc. shall also transfer to Foothill, such additional shares of common stock of the Company to make the aggregate fair market value of the shares in the initial transfer equal to $4,000,000, based on an agreed upon weighted average formula.

The Company believes that amounts available from operating cash flows and funds available from its cash collateral financing, expiring on December 11, 2000 will not be sufficient to meet its expected operating needs through the end of 2000. Ameritel will seek an extension of the current cash collateral financing and restructuring of certain debt. Ameritel does not have any commitments with regard to additional sources of financing and there can be no assurance that any such commitments will be obtained in the foreseeable future.

Failure to obtain such financing or restructure its debt may compel the Company and all of its subsidiaries to seek protection under the federal bankruptcy statutes or otherwise cease operating and wind up its business affairs.

The financial statements as of and for the period ended September 30, 2000 do not include any effect of the bankruptcy, which was filed on October 29, 1999, or the proposed reorganization plan.

Note 3: INVESTMENT IN AMERITEL

Summarized financial information of Ameritel as of September 30, 2000 and December 31, 1999 and for the Nine Months Ended September 30, 2000 and 1999 were as follows:

                           As of:                    September 30,  December 31,
                                                        2000          1999
                                                    -----------    ----------

         Total assets                              $ 1,816,037   $ 2,373,951
         Total liabilities                          55,832,673    54,822,294
         Stockholder's deficit                     (54,016,636)  (52,448,343)

         For the Nine Months Ended September 30,        2000         1999
                                                    -----------    ----------

         Revenues                                  $ 4,048,341   $9,923,425
         Costs                                       5,135,167   10,318,270
         Interest expense                              481,467    1,271,302
         Loss before income taxes                   (1,568,293)  (1,666,147)
Total liabilities include intercompany payables to USCI, Inc. of $21,561,246 and $21,856,306 at September 30, 2000 and December 31, 1999, respectively. The Investment in Ameritel is shown in the accompanying Consolidated Balance Sheets as of December 31, 1999 as a liability and consists of the intercompany amounts due to USCI offset by the Stockholder's deficit of Ameritel. No adjustments have been made to this Investment in Ameritel to reflect the impact that would result if any adjustments of Ameritel's assets or liabilities are made as part of its Chapter 11 reorganization case. Therefore, this Investment in Ameritel does not purport to represent the net liability of USCI in connection with the Bankruptcy proceedings.

Note 4: RECLASSIFICATION

Certain prior year amounts have been reclassified to conform to the current year's presentation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is a list of the estimated expenses to be incurred by the Registrant in connection with the preparation and filing of this Registration Statement.

SEC Registration Fee                                                        $      50.35
Printing and Engraving                                                            500.00
Accountants' Fees and Expenses                                                  5,000.00
Legal Fees and Expenses                                                        15,000.00
Other Offering Expenses                                                         2,449.65
                                                                              ----------

TOTAL                                                                         $23,000.00
                                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company’s Certificate of Incorporation and Bylaws reflect the adoption of the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the “GCL”), which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. If the GCL is amended to authorize corporate action further eliminating or limiting personal liability of directors, the Certificate of Incorporation provides that the liability of the director of the Company shall be eliminated or limited to the fullest extent permitted by the GCL. The Company’s Certificate of Incorporation and Bylaws also provide that the Company shall indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was a director, officer, employer or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the Company, in accordance with, and to the full extent permitted by, the GCL. The determination of whether indemnification is proper under the circumstances, unless made by the Court, shall be determined by the Board of Directors. In addition, the Certificate of Incorporation and Bylaws authorize the Company to maintain insurance to cover such liabilities and the Company currently maintains Directors’ and Officers’ Liability Insurance Policy.

        Reference is made to Item 17 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Act”).

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

1998 Transactions
-----------------

        On June 23, 1998, the Company issued an aggregate of 343,356 shares of Common Stock to George Karfunkel and Ace Foundation upon conversion of an aggregate of $1,150,000 principal amount of 10% convertible notes (plus $1,188,013 accrued interest) dated February 24, 1998 at a conversion rate of $3.46 per share.

        On July 16, 1998, USCI, Inc. issued 119,281 shares of Common Stock to Ace Foundation upon conversion of $350,000 principal amount of 10% convertible notes (plus $363,806 accrued interest) dated February 24, 1998 at a conversion rate of $3.05 per share.

        On July 16, 1998, USCI, Inc. issued 50,774 shares of Common Stock upon conversion of 15 shares of 6% Series A Convertible Preferred Stock (valued at $150,000 plus $2,850 accrued dividends) held by JNC Opportunity Fund Ltd. at a conversion rate of $3.0104.

        On July 17, 1998, USCI, Inc. issued 118,492 shares of Common Stock upon conversion of 35 shares of 6% Series A Convertible Preferred Stock (valued at $350,000 plus $6,708 accrued dividends) held by JNC Opportunity Fund Ltd. at a conversion rate of $3.0104.

        On July 28, 1998, USCI, Inc. issued an aggregate of 34,000 shares of Common Stock to George Karfunkel, Michael Karfunkel, Laura Huberfeld/Naomi Bodner Partnership and Huberfeld Bodner Family Foundation, Inc.(the “Noteholders”), representing the payment of 8% interest for the period February 24, 1998 through July 28, 1998 totaling $136,000 on the aggregate principal amount of $4 million convertible notes (total amount of interest $136,000), at a conversion rate of $4.00 per share.

        On July 29, 1998, the Registrant entered into a Convertible Preferred Stock Purchase Agreement with the Noteholders, under the terms of which the Noteholders agreed to exchange the aggregate of $4 million 8% unsecured Convertible Restated Notes due on or before July 31, 1998 for 500 shares of convertible preferred stock of the Registrant.

        All unregistered securities were issued by the Registrant in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The issuances were made without general advertising or general solicitation pursuant to a privately negotiated transaction with accredited investors. The certificates evidencing the shares bear a restrictive legend.

1999 Transactions
-----------------

        On April 26, 1999, the Company issued an aggregate of 75 million shares of Common Stock upon conversion of shares of Convertible Preferred Stock. All unregistered securities were issued by the Company in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        During the quarter ended June 30, 1999, the Company issued common shares to various individuals as follows: (i) 300,000 shares to the new Board of Directors (at 100,000 shares per member) as consideration for services and assistance; (ii) 350,000 shares to an officer as consideration for services; (iii) 520,045 replacement shares to current and former officers, directors, and other stockholders for the shares utilized in October 1997 as collateral for a letter of credit issued by an investment banker. As a result of the Company’s failure to replace the collateral with cash in January 1998, the investment banker exercised its rights to transfer the shares deposited as collateral into its name; and (iv) 5,000,000 shares issued to Howard Zuckerman as consideration for his operational and financial assistance and restructuring (as outlined in his consulting agreement dated May 1, 1999) from May 1, 1999 for a period of one year.

        The issuance of the foregoing shares was made pursuant to the exemption set out in Section 4(2) of the Securities Act of 1933. The issuances were made without general advertising or general solicitation pursuant to privately negotiated transactions with accredited investors. The certificates evidencing the shares bear a restrictive legend.

2000 Transactions
-----------------

        In April 2000, the Company issued a total of 4,000,000 shares of common stock to an accredited investor, Foothill Capital Corporation, as partial consideration for the release of guarantees of Ameritel debt by the Company and its subsidiaries, other than Ameritel. The issuance of the shares was made pursuant to the exemption set out in Section 4(2) of the Securities Act of 1933. The issuance was made without general advertising or general solicitation pursuant to a privately negotiated transaction with a single accredited investor. The certificate evidencing the shares bears a restrictive legend. No commissions were paid in connection with the issuance.

        In August 2000, the Company issued a total of 500,000 shares of common stock to its subsidiary, Ameritel Communications, Inc., pursuant to the settlement of a lawsuit with Tandy Corporation and approval thereof by the U.S. Bankruptcy Court. The issuance of the shares was made pursuant to the exemption set out in Section 4(2) of the Securities Act of 1933. The issuance was made without general advertising or general solicitation pursuant to a privately negotiated transaction with a single accredited investor. The certificate evidencing the shares bears a restrictive legend. No commissions were paid in connection with the issuance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
        Number                      Description of Exhibit
        ------                      ----------------------

         3.1          Certificate of Incorporation (1)
         3.2          Certificate of Amendment of Certificate of Incorporation. (4)
         3.3          Certificate of Designation for Series A Convertible Preferred Stock (11)
         3.4          By-Laws of Registrant (1)

                                                       II-3

         4.1          Form of Certificate evidencing shares of Common Stock (5).
         4.4          Form of Representative's Warrant between the Registrant and Gaines, Berland,
                      Inc. (1)
         5.1*         Opinion and Consent of Vanderkam &Sanders re: legality of shares issued.
         10.1         Amended and Restated 1992 Stock Option Plan (6).
         10.2         1997 Stock Option Plan. (7)
         10.3         Stock Option Agreements dated as of October 30, 1997 with certain stockholders of the Registrant.(9)
         10.4         Warrant Agreement dated October 30, 1997 between the Registrant and
                      PaineWebber.(9)
         10.5         Shareholder Collateral Agreement dated as of October 30, 1997. (9)
         10.6         Warrant issued by the Registrant to Alan R. Dresher.(9)
         10.7         Warrant issued by the Registrant to Decameron Partners.(9)
         10.8         Warrant issued by the Registrant to Alan Baron. (9)
         10.9         Warrant dated February 2, 1998 issued by the Registrant to Decameron
                      Partners, Inc.(10)
         10.10        Warrant dated February 2, 1998 issued by the Registrant to Alan R.
                      Dresher.(10)
         10.11        Warrant dated February 2, 1998 issued by the Registrant to Alan Baron.(10)
         10.12        Private Placement Purchase Agreement dated February 24, 1998 among the
                      Registrant, George Karfunkel, Michael Karfunkel, Huberfeld Bodner Family
                      Foundation, Inc., Laura Huberfeld/Naomi Bodner Partnership and Ace
                      Foundation, Inc.(10)
         10.13        Convertible Restated Note dated February 24, 1998 issued by the Registrant in favor of George Karfunkel.(10)
         10.14        Convertible Restated Note dated February 24, 1998 issued by the Registrant in favor of Michael Karfunkel.(10)
         10.15        Convertible Restated Note dated February 24, 1998 issued by the Registrant in favor of Laura Huberfeld/Naomi Bodner Partnership.(10)
         10.16        Convertible Restated Note dated February 24, 1998 issued by the Registrant in favor of Huberfeld Bodner Family Foundation, Inc.(10)
         10.17        Warrant dated February 24, 1998 issued by the Registrant to George
                      Karfunkel.(10)
         10.18        Warrant dated February 24, 1998 issued by the Registrant to Michael
                      Karfunkel.(10)
         10.19        Warrant dated February 24, 1998 issued by the Registrant to Laura
                      Huberfeld/Naomi Bodner Partnership.(10)
         10.20        Warrant dated February 24, 1998 issued by the Registrant to Huberfeld
                      Bodner Family Foundation, Inc.(10)
         10.21        Convertible Note dated February 24, 1998 issued by the Registrant in favor of
                      George Karfunkel.(10)
         10.22        Convertible Note dated February 24, 1998 issued by the Registrant in favor of
                      Ace Foundation.(10)
         10.23        Warrant dated March 5, 1998 issued by the Registrant to Alan R. Dresher.(10)

         10.24        Warrant dated March 5, 1998 issued by the Registrant to Bulldog Capital
                      Management.(10)
         10.25        Warrant dated March 5, 1998 issued by the Registrant to Alan Baron. (10)
         10.26        Convertible Preferred Stock Purchase Agreement between the Registrant and
                      JNC Opportunity Fund Ltd. dated March 24, 1998(11).
         10.27        Registration Rights Agreement dated March 24, 1998 between the Registrant and JNC Opportunity Fund, Ltd. (11)
         10.28        Escrow Agreement dated March 24, 1998 among the Registrant, JNC
                      Opportunity Fund, Ltd. and Robinson Silverman Pearce Aronsohn & Berman
                      LLP (11)
         10.29        Warrant dated March 24, 1998 granted by the Registrant to JNC Opportunity
                      Fund Ltd. (11)
         10.30        Warrant dated March 24, 1998 granted by the Registrant to Wharton Capital
                      Partners, Ltd. (11)
         10.31        Amended and Restated Loan and Security Agreement dated as of April 14,
                      1999 (11)
         10.32        Preferred Stockholders Conversion Agreement dated as of April 26, 1999 (11)
         10.34        Consulting Agreement dated as of May 1, 1999 between the Registrant and
                      Howard Zuckerman (12)
         10.35+       Employment Agreement dated as of July 6, 1999 between the Registrant and
                      Lee Feist (13)
         10.36+       Sublease dated February 24, 2000 between Factory Mutual Insurance
                      Company and Americomonline.com, Inc. (14)
         10.37        Marketing and Distribution Agreement dated April 3, 2000 between
                      Net2Phone, Inc. and Americomonline.com, Inc. (14)
         10.38        Purchase and Assignment of Claim dated April 28, 2000 between Foothill
                      Capital Corporation, Tranche B, Inc. and USCI, Inc. (14)
         21.1         Subsidiaries of Registrant (14)
         23.1*        Consent of Arthur Andersen LLP
         23.2*        Consent of Vanderkam & Sanders (included in Exhibit 5.1)
__________________
*        Filed herewith
+        Compensatory plan or management agreement.
(1)      Incorporated by reference to an Exhibit filed as part of Trinity's Registration Statement on
         Form S-1 (File No. 33-64489).
(2)      Incorporated by reference to Exhibit C of Trinity's Proxy Statement dated April 17, 1995.
(3)      Incorporated by reference to an Exhibit filed as part of the Registrant's Registration
         Statement on Form S-1 on Form S-4 (File No. 33-88828).
(4)	Incorporated by reference to an Exhibit to the Registrant’s Transition Report on Form 10-K for the Transition Period from October 1, 1994 to May 14, 1995.

(5)      Incorporated by reference to an Exhibit filed as part of Post-Effective Amendment No. 1 on Form S-3 to the Registrant's Registration Statement on Form S-1 on Form S-4 (File
         No. 33-88828).
(6)      Incorporated by reference to an Exhibit filed as part of the Registrant's Registration
         Statement on Form S-8 (File No. 333-16291).

(7) Incorporated by reference to an Exhibit filed as part of the Registrant's Registration Statement on Form S-8 (File No. 333-37329).
(8)	Incorporated by reference to an Exhibit filed as part of the Registrant’s Form 10-K for the period ended December 31, 1996.

(9)	Incorporated by reference to an Exhibit filed as part of the Registrant’s Form 8-K dated and filed on January 13, 1998.

(10)	Incorporated by reference to an Exhibit filed as part of the Registrant’s Form 8-K dated and filed on March 12, 1998.

(11)	Incorporated by reference to an Exhibit filed as part of the Registrant’s Form 10-K for the year ended December 31, 1998.

(12)	Incorporated by reference to an Exhibit filed as part of the Registrant’s Form 10-Q for the quarter ended March 31, 1999.

(13)	Incorporated by reference to an Exhibit filed as part of the Registrant’s Form 10-Q for the quarter ended June 30, 1999.

(14)	Incorporated by reference to an Exhibit filed as part of the Registrant’s Form 10-K for the year ended December 31, 1999.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes:
(1)	(i) To include any prospectus required by Section 10(a)(3) of the Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit’s plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia on the 30th day of November, 2000.

USCI, INC.

                                                     By:  /s/ Lee Feist
                                                        -----------------------------------------------------
                                                          LEE FEIST, President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

         Signatures                                    Title        Date
         ----------                                    -----        ----

 /s/ Lee Feist                      President, Chief Executive Officer                      November 30, 2000
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LEE FEIST                           and Director (Principal Executive Officer)

 /s/ Timothy Powers                 Treasurer, Chief Financial Officer                      November 30, 2000
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TIMOTHY POWERS                      (Principal Financial and Accounting Officer)

 /s/ Bryan Finkel                   Director                                                November 30, 2000
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Bryan Finkel

                                    Director                                                November __, 2000
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Henry Reinhold